Exhibit 10.10

Execution Version

SECOND LIEN CREDIT AGREEMENT

dated as of March 26, 2009

among

SBARRO, INC.,

as Borrower,

SBARRO HOLDINGS, LLC,

as Holdings,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

NATIXIS, NEW YORK BRANCH

as Administrative Agent and Collateral Agent,

i

Section 7.12	Ownership of Subsidiaries; Certain Limitations	98
Section 7.13	Sale and Leaseback Transactions	98
Section 7.14	[Intentionally Omitted]	99
Section 7.15	Additional Negative Pledges	99
Section 7.16	Financial covenant	99
Section 7.17	Capital Expenditures	100

ARTICLE VIII DEFAULTS		101
Section 8.01	Events of Default	101
Section 8.02	Acceleration; Remedies	105
Section 8.03	Allocation of Payments After Event of Default	105

ARTICLE IX AGENCY PROVISIONS		107
Section 9.01	Appointment and Authority	107
Section 9.02	Rights as a Lender	107
Section 9.03	Exculpatory Provisions	107
Section 9.04	Reliance by Administrative Agent	108
Section 9.05	Delegation of Duties	108
Section 9.06	Resignation of Administrative Agent	108
Section 9.07	Non-Reliance on Administrative Agent and Other Lenders	109
Section 9.08	No Other Duties, Etc	109
Section 9.09	Administrative Agent May File Proofs of Claim	110
Section 9.10	Collateral and Guaranty Matters	110
Section 9.11	[Intentionally Omitted]	111

ARTICLE X MISCELLANEOUS		111
Section10.01	Amendments, Etc	111
Section10.02	Notices; Effectiveness; Electronic Communication	113
Section10.03	No Waiver; Cumulative Remedies	114
Section10.04	Expenses; Indemnity; Damage Waiver	115
Section10.05	Payments Set Aside	117
Section10.06	Successors and Assigns	117
Section10.07	Treatment of Certain Information; Confidentiality	120
Section10.08	Right of Setoff	121
Section10.09	Interest Rate Limitation	121
Section10.10	Counterparts; Integration; Effectiveness	122
Section10.11	Survival of Representations and Warranties	122
Section10.12	Severability	122
Section10.13	Replacement of Lenders	122
Section10.14	Governing Law; Jurisdiction; Etc	123
Section10.15	Waiver of Jury Trial	124
Section10.16	Patriot Act Notice; Lenders’ Compliance Certification	125
Section10.17	No Advisory or Fiduciary Responsibility	125
Section10.18	Judgment Currency	126
Section10.19	Intercreditor Agreement	126
Section10.20	Notes Legend	127

Schedules:

Schedule 2.01	-	Lenders and Commitments
Schedule 5.03	-	Required Consents, Authorizations, Notices and Filings
Schedule 5.06	-	Litigation
Schedule 5.12	-	ERISA
Schedule 5.13	-	Subsidiaries
Schedule 5.16	-	Compliance with Law
Schedule 5.17	-	Intellectual Property
Schedule 5.21	-	Ownership
Schedule 5.22	-	Broker’s Fees
Schedule 7.01	-	Indebtedness
Schedule 7.02	-	Existing Liens
Schedule 7.06	-	Investments
Schedule 7.09	-	Transactions with Affiliates
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits:

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Guaranty
Exhibit F-1	-	Form of Security Agreement
Exhibit F-2	-	Form of Pledge Agreement
Exhibit F-3	-	Form of Perfection Certificate
Exhibit G	-	Form of Intercompany Note
Exhibit H	-	Form of Loan Party Accession Agreement
Exhibit I	-	Form of Intercreditor Agreement

SECOND LIEN CREDIT AGREEMENT

This Second Lien Credit Agreement (“Agreement”) is entered into as of March 26, 2009 among SBARRO HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), SBARRO, INC., a New York corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Natixis, New York Branch, as Administrative Agent and Collateral Agent.

WHEREAS, the Borrower and Holdings have requested that the Lenders extend credit to the Borrower in the form of Loans (such term and each other capitalized terms used but not otherwise defined in these Recitals shall have the meaning assigned thereto in Article I) on the Closing Date in the Committed Amount which will be used for the purposes set forth in Section 6.11.

WHEREAS, the First Lien Borrower and the other First Lien Loan Parties have agreed to amend the First Lien Credit Agreement (the “First Lien Amendment”) to, among other things, permit the Borrower and Holdings to enter into the Agreement, incur the Second Lien Secured Obligations and to reduce the First Lien Revolving Commited Amount;

The Lenders are willing to make the requested credit facility available on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit H hereto, executed and delivered by an Additional Subsidiary Guarantor after the Closing Date in accordance with Section 6.12(a) or (d).

“Additional Collateral Documents” has the meaning specified in Section 6.12(b).

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12(a).

“Acquisition Agreement” means the Acquisition Agreement dated as of November 22, 2006 among Holdings, MidOcean SBR Acquisition Corp. and the Borrower, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of the First Lien Credit Agreement, as amended by Amendment No. 1 dated January 31, 2007.

“Administrative Agent” means Natixis, New York Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Aggregate Commitments” means at any date the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time.

“AHYDO Interest Payment” has the meaning specified in Section 2.06(e).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by the aggregate of such Lender’s Commitment Percentage at such time; provided that if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Aggregate Commitment Percentage” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), lease (as lessor), transfer or other disposition (including any such transaction effected by way of merger or consolidation and including any sale or other disposition by any Group Company of Equity Interests of a Subsidiary, but excluding any sale or other disposition by way of Casualty or Condemnation) by any Group Company of any asset. For avoidance of doubt, an Equity Issuance or capital contribution by any Person shall not constitute an Asset Disposition by that Person.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by Affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) and (B) the fair market value of the assets subject to such transaction.

“Audited Financial Statements” means the audited balance sheet of the Borrower for the fiscal year ended December 31, 2007, and the related statements of income, shareholders’ equity and cash flows for such fiscal year of the Borrower, including the notes thereto.

“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051 et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency or similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” has the meaning specified in Section 1.05.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Subsidiaries of all (other than Nominal Shares) of the Equity Interests of, or all (or any division, line of business or any substantial part for which audited financial statements or other financial information reasonably satisfactory to the Administrative Agent is available) or substantially all of the assets or property of, another Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” means:

(i) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States of America or any agency thereof;

(ii) commercial paper, maturing not more than one year from the date of issue, or demand notes issued by any domestic corporation not an Affiliate of the Borrower, in each case (unless issued by a Lender of its holding company) rated at least A-2 by S&P or P-2 by Moody’s;

(iii) any certificate of deposit (or time deposits represented by such certificate of deposit), eurodollar time deposit or bankers’ acceptance, maturing not more than one year after such time, or overnight Federal funds transactions with a member of the Federal Reserve System that are issued or sold by a commercial banking institution that is organized under the Laws of the United States, any State thereof or the District of Columbia, any foreign bank or its branches or agencies (fully protected against currency fluctuations) and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (iii) above) which (A) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (i) through (iii) above and (B) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(v) investments in short-term asset management accounts offered by any Lender (or other commercial banking institution of the stature referred to in clause (iii) above) for the purpose of investing in loans to any corporation (other than the Borrower or an Affiliate of the Borrower), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia;

(vi) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(vii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (vi) above, (B) has net assets in excess of $500,000,000 and (C) is rated at least “A-1” by S&P or “P-1” by Moody’s.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(i) prior to a Qualifying IPO, (A) Holdings shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests in the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), (B) the Sponsor Group shall beneficially own, directly or indirectly, less than a majority of the Equity Interests of Holdings entitled to vote for the election of directors thereof or (C) the failure at any time of the Sponsor Group to control, whether through the ownership of voting securities or by contract, a majority of the seats on the board of directors (or persons performing similar functions) of Holdings and the Borrower; or

(ii) after a Qualifying IPO, (A) Holdings shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests in the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable) or (B)(x) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Sponsor Group) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the Equity Interests of Holdings on a fully-diluted basis as set forth above, and (y) such Person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the Voting Securities of Holdings, calculated on a fully-diluted basis as set forth above, than the percentage of the voting power of the Voting Securities of Holdings owned by the Sponsor Group; or

(iii) after a Qualifying IPO, during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors (or persons performing similar functions) of Holdings or the Borrower, as the case may be, together with any new members of such board of directors (A) whose elections by such board of directors or whose nominations for election by the stockholders of Holdings or the Borrower, as applicable, were approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (excluding, in the case of this clause (A), any individual whose initial nomination for, or assumption of office as, a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) or (B) nominated by the Sponsor Group, cease for any reason to constitute a majority of the directors of Holdings or the Borrower, as applicable, still in office;

(iv) For purposes of this definition, a “beneficial owner” of a security includes any person who, directly or indirectly, whether by contract or otherwise, has the power to vote or direct the voting of, such security or the power to dispose, or direct the disposition of, such security, and “beneficially owned” shall have a correlative meaning.

(v) a “change of control” (as defined in the Senior Notes Indenture or the First Lien Credit Agreement) occurs.

“Class A LLC Units” shall mean the Class A limited liability company interests of MidOcean SBR Holdings, LLC, a Delaware limited liability company.

“Closing Date” means the date on or after the Effective Date when the initial Borrowing occurs in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means Natixis, New York Branch, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Intercreditor Agreement, the Security Agreement, the Pledge Agreement, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages or deeds of trust required to be delivered pursuant to the Loan Documents and any instruments of assignment, control agreements, lockbox letters or other similar instruments or agreements executed pursuant to the foregoing.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make a Loan on the Closing Date in a principal amount equal to such Lender’s Commitment Percentage of the Committed Amount.

“Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment at such time and identified as its Commitment Percentage on Schedule 2.01, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Committed Amount” means $25,500,000.

“Competitor” means a Person whose primary business competes directly with the Borrower and its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding (i) deferred tax assets and (ii) cash and Cash Equivalents classified as such in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding (i) deferred tax liabilities and (ii) the current portion of any Consolidated Funded Indebtedness).

“Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash, through the incurrence of Indebtedness or Attributable Debt or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of Holdings and its Consolidated Subsidiaries for such period, excluding interest capitalized during construction, as the same are or would be set forth in a consolidated statement of cash flows of Holdings and its Consolidated Subsidiaries for such period, but excluding (to the extent that they would otherwise be included):

(i) any such expenditures made for the replacement or restoration of assets to the extent paid for by any Casualty Insurance Policy or Condemnation Award with respect to the asset or assets being replaced or restored to the extent such expenditures are permitted under the Loan Documents and the First Lien Finance Documents;

(ii) any such expenditures made with proceeds of an Equity Issuance of Qualified Capital Stock of Holdings after the Closing Date to the extent not required to prepay the First Lien Loans, the Loans or used for any other purpose;

(iii) any such expenditures to the extent Holdings or any of its Consolidated Subsidiaries has received reimbursement in cash from a third party other than Holdings or one or more of its Consolidated Subsidiaries and for which none of Holdings or any of its Consolidated Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person;

(iv) the book value of any asset owned by Holdings or a Consolidated Subsidiary prior to or during such period which is included as an addition to property, plant and equipment or other capital expenditures of Holdings and its Consolidated Subsidiaries for such period as a result of one or more of them reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period except that, for purposes of this clause (iv), (A) any expenditure necessary in order to permit such asset to be reused shall be included as Consolidated Capital Expenditures during the period that such expenditure is actually made and (B) such book value shall have been included in Consolidated Capital Expenditures when such asset was originally acquired;

(v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case in the ordinary course of business;

(vi) any expenditures made with the proceeds of a Debt Issuance of Holdings or any of its Subsidiaries (other than the Loans, First Lien Revolving Loans and Indebtedness incurred pursuant to Section 7.01(xx) after the Closing Date) to the extent not required to prepay the Loans or used for any other purpose; and

(vii) the purchase price of assets (other than cash and Cash Equivalents) that are purchased substantially contemporaneously with the trade-in of existing assets (other than cash and Cash Equivalents) to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets (other than cash and Cash Equivalents) for the assets (other than cash and Cash Equivalents) being traded in at such time.

“Consolidated Cash Taxes” means for any period the aggregate amount of all taxes of Holdings and its Consolidated Subsidiaries for such period to the extent the same are paid in cash by Holdings or any Consolidated Subsidiary of Holdings during such period.

“Consolidated Current Assets” means at any date the consolidated current assets of Holdings and its Consolidated Subsidiaries determined as of such date.

“Consolidated Current Liabilities” means at any date, without duplication, (i) the consolidated current liabilities of Holdings and its Consolidated Subsidiaries plus (ii) all Guaranty Obligations of Holdings or any Consolidated Subsidiary of Holdings in respect of the current liabilities of any Person (other than Holdings or a Consolidated Subsidiary of Holdings), determined as of such date.

“Consolidated EBITDA” means for any period the sum of:

(i) Consolidated Net Income for such period (excluding therefrom (x) any extraordinary or non-recurring items of gain or loss and (y) any gain or loss from discontinued operations not to exceed $2,500,000 during any period of four consecutive fiscal quarters); plus

(ii) to the extent not otherwise included in the determination of Consolidated Net Income for such period, all proceeds of business interruption insurance policies, if any, received during such period; plus

(iii) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted (and not previously added-back) for (A) Consolidated Interest Expense, (B) lease expense in respect of Sale/Leaseback Transactions accounted for as Operating Leases under GAAP, (C) provisions for Federal, state, local and foreign income tax, value added tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax, (D) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), (E) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133, (F) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements), (G) non-cash purchase accounting adjustments in accordance with GAAP, (H) Management Fees, (I) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and other out-of-pocket costs and expenses of the Borrower incurred as a result of the Transaction (whether or not actually consummated) and deducted from net income during the Borrower’s fiscal years ending December 28, 2008 and December 27, 2009, (J) [intentionally omitted], (K) the amount of (x) any expense to the extent that a corresponding amount is received in cash by a Group Company from a Person other than Holdings or any Subsidiary of Holdings under any agreement providing for reimbursement of such expense or (y) any expenses with respect to liability or casualty events, business interruption or product recalls, to the extent covered by insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period such excess amounts received may be carried forward and applied against expenses in future periods), (L) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Consolidated Subsidiaries incurred as a result of Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06, or a Qualifying IPO not to exceed an aggregate of $1,000,000, (M) non-recurring cash charges resulting from severance, consulting, advisory and other similar transition expenses, stay or sign on bonuses, restructuring, consolidation, transition integration and other adjustments made as a result of Permitted Acquisitions, and other Investments permitted under Section 7.06; provided that the amounts referred to in this clause (M) reported in any fiscal year ending after December 31, 2006 shall not, in the aggregate, exceed 2,000,000 during any fiscal year and $4,000,000 in the aggregate since the First Lien First Amendment Effective Date, (N) any write-off or amortization made in such period of deferred financing costs or any write-down of assets or asset value, (O) [intentionally omitted], (P) [intentionally omitted], (Q) Consolidated Pre-Opening Expenses deducted in calculating Consolidated Net Income for such period not to exceed an aggregate of $1,000,000 per year beginning with fiscal year 2009, (R) [intentionally omitted], (S) gains and losses resulting from currency fluctuations, (T) Store Closing Costs not to exceed an aggregate of $3,000,000 per year beginning with fiscal year 2009, (U) restructuring-related expenses (including cash charges in respect of strategic market reviews, management bonuses or early retirement of Indebtedness) not to exceed $1,500,000 in the aggregate, (V) the cumulative effect of changes in accounting principles and (W) expenses related to consolidation, severance or the discontinuance of any portion of operations, employees and/or management not to exceed an aggregate amount during any four consecutive fiscal quarters greater than (1) as of the fiscal quarter ending on March 29, 2009, $3,500,000, (2) as of the fiscal quarter ending on June 28, 2009, $3,000,000, (3) as of the fiscal quarter ending on September 27, 2009, $2,750,000, (4) as of the fiscal quarter ending on December 27, 2009, $2,500,000 and (5) as of any fiscal quarter ending thereafter, $1,500,000; plus

(iv) for purposes of curing any violation of the covenant set forth in Section 7.16, the Net Cash Proceeds of any Equity Issuance of Qualified Capital Stock to the Investor Group and/or to one or more other Persons who are or become holders of Equity Interests in Holdings, solely to the extent that such Net Cash Proceeds are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than 10 Business Days after the delivery of a Notice of Intent to Cure; provided that Net Cash Proceeds of Equity Issuances of Qualified Capital Stock may be included pursuant to the provisions of this clause (iv) in Consolidated EBITDA of no more than two fiscal quarters in any period of four consecutive fiscal quarters; and provided further that the aggregate amount of Net Cash Proceeds of Equity Issuances of Qualified Capital Stock which may be included pursuant to this clause (iv) in Consolidated EBITDA may not exceed, in any case, (A) the aggregate amount necessary to cure an Event of Default arising in respect of the covenant set forth in Section 7.16 for such applicable period for which such Notice of Intent to Cure is delivered or (B) an amount greater than 10% of the Consolidated EBITDA of Holdings as of the last day of the most recent period of four consecutive fiscal quarters of Holdings for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b); provided further; that the Borrower shall prepay the Loans with 100% of all Net Cash Proceeds of Equity Issuances of Qualified Capital Stock included pursuant to this clause (iv) in the manner and in accordance with the provisions applicable to voluntary prepayments of Loans with Net Cash Proceeds; provided, however, that the aggregate amount of Net Cash Proceeds of Equity Issuances of Qualified Capital Stock which are included pursuant to this clause (iv) in Consolidated EBITDA shall not increase any basket or other amount hereunder and shall not be used for any other purpose or action hereunder that is specifically permitted to be taken with the use of proceeds from Equity Issuances; it being understood that this clause (iv) may not be relied on for purposes of calculating any financial ratios other than for purposes of determining compliance with the financial covenant set forth in Section 7.16; minus

(v) without duplication, any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income, (B) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133 and (C) any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus

(vi) the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

To the extent the receipt of any Net Cash Proceeds of any Equity Issuance of Qualified Capital Stock are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (iv) above and, as a result thereof, any Default or Event of Default of the covenant set forth in Section 7.16 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period. For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Test Period”) pursuant to any determination of the Total Leverage Ratio for all purposes or any determination of Consolidated EBITDA for purposes of Section 7.16, if during such Test Period (or in the case of pro-forma calculations, during the period from the last day of such Test Period to and including the date as of which such calculation is made) any Group Company shall have made one or a series of related Asset Dispositions involving assets having an aggregate fair market value of $5,000,000 or more or a Permitted Acquisition, Permitted Joint Venture, or Investment permitted by Section 7.06, Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a Pro-Forma Basis, giving effect to projected or anticipated cost savings or synergies and with respect to Asset Dispositions including cost savings from head count reduction, closure of facilities and similar restructuring charges permitted or required by Regulations S-K or S-X under the Securities Act or otherwise agreed to by the Administrative Agent in its reasonable discretion.

“Consolidated Funded Indebtedness” means at any date the Funded Indebtedness of Holdings and its Consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of Holdings and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs (included in interest expense) in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of Holdings and its Consolidated Subsidiaries), in each case determined on a consolidated basis for such period; provided that any interest on Indebtedness of another Person that is guaranteed by

Holdings or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of Holdings or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes and before dividends of Holdings and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person in which any other Person (other than Holdings or any of its Wholly-Owned Consolidated Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by Holdings or such Wholly-Owned Consolidated Subsidiary in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any of its Consolidated Subsidiaries or that Person’s assets are acquired by Holdings or any of its Consolidated Subsidiaries, except as provided in the definitions of “Consolidated EBITDA” and “Pro-Forma Basis” herein and (iii) the income of any Subsidiary of Holdings (other than a Loan Party) to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Scheduled Debt Payments” means, for any period, the sum of all regularly scheduled payments of principal on the Loans, the First Lien Loans and all other Consolidated Funded Indebtedness of Holdings and its Consolidated Subsidiaries for such period (including, without limitation, the principal component of Capital Lease Obligations, Purchase Money Indebtedness and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP) paid or payable during such period), but excluding payments due on First Lien Revolving Loans and First Lien Swing Line Loans during such period; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Indebtedness, mandatory prepayments of the Loans pursuant to Section 2.09(c), mandatory prepayments of First Lien Term B Loans pursuant to Section 2.09(c) of the First Lien Credit Agreement (as in effect on the date hereof) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Funded Indebtedness (but Consolidated Scheduled Debt Payments for a period shall be adjusted to reflect the effect on scheduled payments of principal for such period of the application of any prepayments of Consolidated Funded Indebtedness during or preceding such period).

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary (for avoidance of doubt, other than an Unrestricted Subsidiary) of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as applied to each Lender and with respect to its Loans:

(i) at any time prior to the termination of the Commitments of the Lenders, the sum of the Commitment Percentage of such Lender multiplied by the Committed Amount; and

(ii) at any time after the termination of the Commitments of the Lenders the principal balance of the outstanding Loans of such Lender.

For purposes of the foregoing, (i) the interest of any Lender holding a Loan in which any other Lender has a Participation Interest pursuant to Section 10.06(d) shall be calculated net of all such Participation Interests under Section 10.06(d) of other Lenders and (ii) the Participation Interest of any Lender pursuant to Section 10.06(d) in a Loan held by any other Lender shall be counted as if such Lender holding a Participation Interest under Section 10.06(d) held a proportionate part of the related Loan directly.

“Credit Extension” means a Borrowing.

“Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise or (B) is convertible into or exchangeable for Indebtedness or Debt Equivalents, in each case in whole or in part, on or prior to the 90 day anniversary of the Maturity Date and (ii) if such Person is a Subsidiary of the Borrower but not a Subsidiary Guarantor, any Preferred Stock of such Person; provided, however, that any Equity Interests that would not constitute Debt Equivalents but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a Change of Control or an Asset Disposition occurring prior to the 180th day after the Maturity Date shall not constitute Debt Equivalents if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the payment in full of the Second Lien Credit Obligations (other than contingent indemnity obligations).

“Debt Issuance” means the issuance by any Group Company of any Indebtedness.

“Default” means any condition or event that constitutes an Event of Default or that, with the giving of notice, the passage of applicable grace periods, or both, would be an Event of Default.

“Default Rate” means when used with respect to Second Lien Credit Obligations an interest rate equal to (A) the Interest Rate plus (B) 2.00% per annum.

“Defaulting Lender” means any Lender that (i) has failed to make a Loan within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder or any other Loan Document within one Business Day of the date when due, unless the subject of a good faith dispute or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account” has the meaning specified in the Security Agreement.

“Discharge of First Lien Finance Obligations” means “Discharge of Senior Finance Obligations” as defined in the First Lien Credit Agreement.

“Discharge of Second Lien Credit Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Loan Documents and termination of all commitments to lend or otherwise extend credit under the Loan Documents, and (ii) payment in full in cash of all other Second Lien Credit Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding).

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event: (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise in whole or in part; in each case on or prior to the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is con-vertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 180th day after the Maturity Date shall not constitute Disqualified Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Second Lien Credit Obligations (other than contingent indemnity obligations).

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States, the District of Columbia or any State, and “Domestic Subsidiaries” means any two or more of them.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.10.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person and other than a Competitor) approved by (A) the Administrative Agent, and (B) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower or any of Holdings’ or the Borrower’s Subsidiaries or Competitors.

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans and Foreign Pension Plans.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by any Group Company to any Person other than Holdings or a Subsidiary of Holdings of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness) and (ii) the receipt by any Group Company of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Group Company, from any Person other than Holdings or a Subsidiary of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulation promulgated thereunder.

“ERISA Affiliate” means each entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code), the application for a minimum funding waiver under Section 303 of ERISA (or for years to which the Pension Protection Act of 2006 (the “PPA”) applies, Section 302(c) of ERISA) with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code (or for years to which the PPA applies, Section 430(j) of the Code) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(iv) (A) the incurrence of any material liability by a Group Company pursuant to Title I of ERISA or to the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability by a Group Company pursuant to Title I of ERISA or to such penalty or excise tax provisions of the Code; or (B) the incurrence of any material liability by a Group Company or an ERISA Affiliate pursuant to Title IV of ERISA or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability or imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate pursuant to Title IV of ERISA or to Section 401(a)(29) or 412 of the Code (or for years to which the PPA applies, Section 430(k) of the Code);

(v) the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of a Plan by the PBGC, or the appointment of a trustee by the PBGC to administer any Plan;

(vi) the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii) the imposition of material liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against a Group Company or, with respect to a Plan subject to Title IV of ERISA, an ERISA Affiliate, in connection with any Plan;

(ix) the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code and, with respect to Multiemployer Plans, notice thereof to any Group Company; and

(x) the establishment or amendment by a Group Company of any Welfare Plan that provides post-employment welfare benefits in a manner that would reasonably be expected to result in a Material Adverse Effect.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means for any period an amount equal to:

(i) Consolidated EBITDA for such period determined without regard to any amount included therein for such period pursuant to clause (iv) of the definition of “Consolidated EBITDA”; plus

(ii) all cash extraordinary or non-recurring gains, if any, during such period (whether or not accrued in such period) (other than in respect of Asset Dispositions); plus

(iii) (x) the decrease, if any, in Consolidated Adjusted Working Capital less (y) the decrease, if any, in the principal amount of First Lien Revolving Loans and First Lien Swing Line Loans, in each case from the first day to the last day of such period; minus

(iv) the amount, if any, which, in the determination of Consolidated Net Income for such period, has been included in respect of income or gain from Asset Dispositions of Holdings and its Consolidated Subsidiaries; minus

(v) the aggregate amount (without duplication and in each case except to the extent paid, directly or indirectly, with proceeds of any Equity Issuance, Debt Issuance (other than First Lien Revolving Loans) or with the proceeds of any Asset Disposition not included in the determination of Consolidated Net Income for the applicable period or with any amount referred to in clause (iii)(K) of the definition of “Consolidated EBITDA” by any Group Company) of (A) the sum of (x) cash payments during such period in respect of Consolidated Capital Expenditures and (y) the aggregate amounts of all cash payments in respect of such Consolidated Capital Expenditures made during the first 90 days of such next succeeding period (it being understood and agreed that any cash payments in respect of Consolidated Capital Expenditures deducted from Excess Cash Flow pursuant to this clause (v)(A)(y) shall not thereafter be deducted pursuant to clause (v)(A)(x) above in the determination of Excess Cash Flow for the period during which such payments were actually paid), (B) cash payments during such period in respect of (t) Investments permitted under Section 7.06(a)(xxii); (u) Investments permitted under Section 7.06(a)(xii)(y); (v) Investments permitted under Section 7.06(a)(xviii); (w) Investments permitted under Section 7.06(a)(xxv); (x) Permitted Acquisitions allowed under Section 7.06(a)(xiv); (y) Permitted Joint Ventures allowed under Section 7.06(a)(xv) and (z) Investments in Foreign Subsidiaries permitted hereunder and Investments permitted under Section 7.06(a)(xi), (C) prepayments of Indebtedness (other than intercompany Indebtedness, First Lien Term B Loans, First Lien Revolving Loans, First Lien Swing Line Loans or Loans), provided that (x) such prepayments are otherwise permitted hereunder and (y) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment during such period, (D) Consolidated Scheduled Debt Payments actually paid by Holdings and its Consolidated Subsidiaries during such period, (E) Consolidated Interest Expense actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, (F) Consolidated Cash Taxes (exclusive of any taxes referred to in clause (viii) below deducted in respect of the determination of Excess Cash Flow for a period prior to the period for which Excess Cash Flow is being determined) actually paid by Holdings and its Consolidated Subsidiaries during such period, (G) the aggregate amount of all Restricted Payments allowed under Section 7.07(iii), amounts under clauses (iv) and (v) of Section 7.07 actually paid in cash during such period (or, in the case of clause (v), with respect to such period, provided that any amount so deducted shall not be deducted again in a subsequent period), (H) Management Fees actually paid in cash during such period, (I) the aggregate amount of all financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred as a result of the Transaction, any Qualifying IPO, any Permitted Acquisition, Permitted Joint Venture or Investment permitted by Section 7.06 and actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent added to Consolidated Net Income in the determination of Consolidated EBITDA for such period not to exceed an aggregate of $1,000,000, (J) [intentionally omitted], (K) earn-out obligations paid in connection with Permitted Acquisitions to the extent such obligations have not been deducted in determining Consolidated Net Income for the period Excess Cash Flow is determined, (L) all business interruption insurance proceeds, if any, (M) cash payments in respect of hedging agreements and interest rate agreements, (N) cash charges resulting from severance, stay or sign on bonuses, restructuring, consolidation, transition, consulting, advisory and other similar transition costs and expenses, integration and other adjustments made as a result of Permitted Acquisitions and other Investments made under Section 7.06 to the extent not deducted in determining Consolidated EBITDA for such period provided that the amounts referred to in this clause (N) reported in any fiscal year ending after December 31, 2006 shall not, in the aggregate, exceed $2,000,000 during any fiscal year and $4,000,000 in the aggregate since the First Lien First Amendment Closing Date; (O) [intentionally omitted], (P) payments received pursuant to the Acquisition Agreement; (Q) Consolidated Pre-Opening Expenses deducted in calculating Consolidated Net Income for such period not to exceed an aggregate of $1,000,000 per year beginning with fiscal year 2009, (R) [intentionally omitted], (S) gains and losses resulting from currency fluctuations, (T) Store Closing Costs not to exceed an aggregate of $3,000,000 per year beginning with fiscal year 2009, (U) restructuring-related expenses (including cash charges arising out of strategic market reviews, management bonuses, stay or sign on bonuses or consolidation) not to exceed $1,500,000 in the aggregate, (V) the cumulative effect of changes in accounting principles and (W) expenses related to severance or the discontinuance of any portion of operations, employees and/or management not to exceed an aggregate amount during any four consecutive fiscal quarters greater than (1) as of the fiscal quarter ending on March 29, 2009, $3,500,000, (2) as of the fiscal quarter ending on June 28, 2009, $3,000,000, (3) as of the fiscal quarter ending on September 27, 2009, $2,750,000, (4) as of the fiscal quarter ending on December 27, 2009, $2,500,000 and (5) as of any fiscal quarter ending thereafter, $1,500,000; minus

(vi) all cash extraordinary or non-recurring losses and losses from discontinued operations, if any, during such period (whether or not accrued in such period); minus

(vii) (x) the increase, if any, in Consolidated Adjusted Working Capital less (y) the increase, if any, in the principal amount of First Lien Revolving Loans and First Lien Swing Line Loans, in each case from the first day to the last day of such period; minus

(viii) an amount equal to the income and withholding taxes (as estimated in good faith by a senior financial or senior accounting officer of the Borrower giving effect to the overall tax position of Holdings and its Subsidiaries) payable in the period following the period for which Excess Cash Flow is determined in respect of that amount of Excess Cash Flow as is attributable to the actual repatriation to the Borrower of undistributed earnings of those Subsidiaries of the Borrower that are “controlled foreign corporations” under Section 956 of the Code to enable it to prepay the First Lien Loans, the Loans and/or Cash Collateralize First Lien L/C Obligations as required under Section 2.09(c)(ii) in respect of Excess Cash Flow for such period; minus amounts paid to any Seller under the Acquisition Agreement as described on Schedule A of the First Lien Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office in such jurisdiction or, in the case of any Lender, in having its Lending Office in such jurisdiction, (ii) any branch profits taxes under Section 884 of the Code or similar taxes imposed by a jurisdiction in which the Lender is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13 or a participant under Section 2.13), any U.S. federal withholding tax (A) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01 or (B) is attributable to such Foreign Lender’s failure to comply with Section 3.01(e).

“Exempt Deposit Accounts” means (i) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts, fiduciary benefits and trust accounts, (iii) all local depository accounts and (iv) deposit accounts the aggregate balance of which is less than $250,000.

“Existing Indebtedness” has the meaning specified in Section 7.01(i).

“Existing Notes” means the Borrower’s existing 11% Senior Notes due September 15, 2009.

“Failed Loan” has the meaning specified in Section 2.03(d).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Finance Party” means each Lender, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“First Lien Administrative Agent” means the “Administrative Agent” as defined in the First Lien Credit Agreement.

“First Lien Amendment” is defined in the Recitals.

“First Lien Borrower” means the “Borrower” as defined in the First Lien Credit Agreement.

“First Lien Closing Date” means the “Closing Date” as defined in the First Lien Credit Agreement.

“First Lien Collateral Agent” means the “Administrative Agent” as defined in the First Lien Credit Agreement.

“First Lien Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement.

“First Lien Consolidated Indebtedness” means on any date, the “Funded Indebtedness” as defined in the First Lien Credit Agreement secured by a first-priority Lien (which for the avoidance of doubt excludes all of the Second Lien Credit Obligations).

“First Lien Credit Agreement” means the Credit Agreement, dated as of January 31, 2007 among the Borrower, each lender from time to time party thereto, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and l/c issuer, Credit Suisse, as syndication agent, and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint book managers, Natixis and Bank of Ireland, as co-documentation agents, as may be amended, restated, modified, increased or otherwise supplemented from time to time.

“First Lien Credit Obligations” means “Senior Credit Obligations” as defined in the First Lien Credit Agreement.

“First Lien Finance Documents” means “Finance Documents” as defined in the First Lien Credit Agreement.

“First Lien First Amendment Closing Date” has the meaning set forth in the First Lien Credit Agreement.

“First Lien First Amendment Effective Date” has the meaning set forth in the First Lien Credit Agreement.

“First Lien L/C Obligations” means “L/C Obligations” as defined in the First Lien Credit Agreement.

“First Lien Lenders” means “Lenders” as defined in the First Lien Credit Agreement.

“First Lien Letters of Credit” means “Letters of Credit” as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Loan Parties” means “Loan Parties” as defined in the First Lien Credit Agreement.

“First Lien Loans” means “Loans” as defined in the First Lien Credit Agreement.

“First Lien Leverage Ratio” means on any day the ratio of (i) (A) First Lien Consolidated Indebtedness as of the last day of the fiscal quarter of Holdings ending on, or most recently preceding, such date, which amount shall be net of Unrestricted Cash to the extent there are no Revolver Outstandings (as defined in the First Lien Credit Agreement) (in each case free and clear of all Liens, other than (w) nonconsensual liens provided for by Law and permitted by Section 7.02, (x) Liens permitted under Sections 7.02(ii) and (xxiv) and (y) Liens permitted under Section 7.02(x) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and (z) Liens permitted under Section 7.02(xxix) as of such date in excess of $1,000,000 that are or would be included on a consolidated balance sheet of Holdings and its Subsidiaries as of such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on, or most recently preceding, such day for which financial statements have been delivered pursuant to Sections 6.01(a) or (b).

“First Lien Revolving Committed Amount” means the “Revolving Committed Amount” as defined in the First Lien Credit Agreement.

“First Lien Revolving Loans” means “Revolving Loans” as defined in the First Lien Credit Agreement.

“First Lien Revolving Outstandings” means “Revolving Outstandings” as defined in the First Lien Credit Agreement.

“First Lien Swing Line Loans” means “Swing Line Loans” as defined in the First Lien Credit Agreement.

“First Lien Term B Loans” means “Term B Loans” as defined in the First Lien Credit Agreement.

“First Lien Transaction Documents” means “Transaction Documents” as defined in the First Lien Credit Agreement.

“Foreign Cash Equivalents” means:

(i) securities issued or fully guaranteed by the United Kingdom or any instrumentality thereof (as long as that the full faith and credit of the United Kingdom is pledged in support of those securities);

(ii) certificates of deposit, eurodollar or UK Sterling time deposits, overnight bank deposits and bankers’ acceptances of any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, and (ii) certificates of deposit, eurodollar time deposits, banker’s acceptances and overnight bank deposits, in each case of any non-U.S. commercial bank having capital and surplus in excess of $500,000,000 and a Thomson BankWatch Rating of at least “B”;

(iii) repurchase obligations with a term of not more than seven days with respect to securities of the types described in clause (i) or (ii) with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(iv) investments, classified in accordance with GAAP as current assets, in shares of any money market fund that has all or substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iii) above which are administered by reputable financial institutions having capital of at least $500,000,000; provided, however, that the maturities of all obligations of the type specified in clauses (i) through (iii) above shall not exceed the lesser of the time specified in such clauses.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Group Company primarily for the benefit of employees of any Group Company residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, not including plans, funds or other similar programs which require employee participation pursuant to applicable law.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (i), (ii), (iii), (v) and (vii) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person, (iii) all Guaranty Obligations of such Person with respect to Indebtedness of others of the type referred to in clause (i) above and (iv) all Indebtedness of the type referred to in clause (i) above of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under any applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Company” means any of Holdings, the Borrower and the Borrower’s Subsidiaries (regardless of whether or not such Subsidiaries are consolidated with the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Guaranty” means the Guaranty, substantially in the form of Exhibit E hereto, by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other credit support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, support agreements, comfort letters, take or pay arrangements, put agreements, performance guaranties or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or environmental contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes regulated pursuant to any Environment Law because of their hazardous or deleterious properties.

“Holdings” means Sbarro Holdings, LLC, a Delaware limited liability company, and its successors.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business and due within six months of the incurrence thereof);

(v) the Attributable Indebtedness of such Person in respect of Capital Lease Obligations, Sale/Leaseback Transactions and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP);

(vi) all obligations, contingent or otherwise, of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, letter of guaranty, bankers’ acceptance, surety bond, performance bond or similar instrument;

(vii) all obligations of the types specified in clauses (i) through (vi) above of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (vii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien;

(viii) all Guaranty Obligations of such Person;

(ix) all Debt Equivalents of such Person; and

(x) the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor;

provided that (i) Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned and not paid and reflected on the balance sheet as a liability, (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions, (D) obligations under any Swap Agreement, (E) deemed Indebtedness pursuant to FASB 133 or 150, (F) any Existing Notes that have not been validly tendered in connection with the Tender Offer and (G) obligations owing to the Sellers under the Acquisition Agreement and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the lesser of (A) the aggregate principal amount of such Limited Recourse Indebtedness for which such Person provides credit support of any kind (including any undertaking agreement or instrument that would constitute Indebtedness), is directly or indirectly liable as a guarantor or otherwise or is the lender and (B) the fair market value of any assets securing such Indebtedness or to which such Indebtedness is otherwise recourse.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(x) or (xi), substantially in the form of Exhibit G hereto, and “Intercompany Notes” means any two or more of them.

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit I between the Administrative Agent and the First Lien Administrative Agent, as amended, modified, replaced, restated or otherwise supplemented from time to time.

“Interest Payment Date” means the last Business Day of each of March, June, September and December to occur while the Loan is outstanding.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than inventory, machinery, equipment, capital expenditures and other assets in the ordinary course of business), Equity Interests, Equity Equivalents, Debt Equivalents, Indebtedness or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with Operating Leases or the purchase of equipment or inventory, each in the ordinary course of business) or (iii) any other capital contribution to such Person, including by way of Guaranty Obligations of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person. For the purposes of Article VII, the outstanding amount of any Investment by any Person in another Person shall be calculated as the excess of (i) the initial amount of such Investment (including the fair market value of all property transferred by such Person as part of such Investment) over (ii) the sum of (A) all returns of principal or capital thereof received by the investing Person on or prior to such time (including returns of principal or capital in the form of cash dividends, cash distributions and cash repayments of Indebtedness) and (B) all liabilities of the investing Person constituting all or a part of the initial amount of such Investment expressly transferred prior to such time in connection with the sale or disposition of such Investment, but only to the extent the investing Person is fully released of such liabilities by such transfer.

“Investor Group” means the Sponsor Group and the limited partners thereof and members of management of the Borrower.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, licenses, authorizations and permits of any Governmental Authority.

“Lender” means each bank or other lending institution listed on Schedule 2.01 and each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b) and their respective successors.

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing). Solely for the avoidance of doubt, the filing of a UCC financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“Limited Recourse Indebtedness” means with respect to any Person, Indebtedness to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Loan” means a Loan made under Section 2.01(b).

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents and each Accession Agreement, collectively, in each case as the same may be amended, modified or supplemented from time to time, and all other related agreements and documents executed by a Loan Party in favor of, and delivered to, any Second Lien Credit Party in connection with or pursuant to any of the foregoing.

“Loan Party” means each of Holdings, the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“Make-Whole Amount” means, as determined by the Required Lenders, with respect to a Loan at any Repayment Date the excess of (A) the present value at such Repayment Date of (1) the principal amount of the Loan to be repaid (the “Repayment Amount”) plus (2) all required remaining scheduled interest payments (whether payable in cash or PIK Interest) due on such Repayment Amount through the Maturity Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the Repayment Amount on such Repayment Date.

“Management Agreement” means the Professional Services Agreement dated as of January 31, 2007, by and among MidOcean US Advisor, LP, Holdings and the Borrower, as in effect on the First Lien Closing Date or otherwise amended, restated, modified or supplemented from time to time.

“Management Fee” means each of the following fees payable by the Borrower to Sponsor or one of its Affiliates: (i) a management fee in an amount not to exceed 2% of Consolidated EBITDA for the most recently ended fiscal year in each fiscal year, including any “catch-up” payments thereon, (ii) one-time fees, each payable on the date of the consummation of certain transactions, including acquisitions, dispositions, equity and debt financings described in the Management Agreement in an amount not to exceed 1% of the gross amount (or, in the case of revolving facilities, the maximum committed amount) of such financings received by (or made available to) the Loan Parties and (iii) indemnities and reimbursement of reasonable out-of-pocket fees and expenses, in each case pursuant to, and subject to the terms and conditions of, the Management Agreement.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse change to the business, assets, liabilities, operations, results of operations, or financial condition of such Person and such Person’s Subsidiaries, taken as a whole; provided, however, that the effect of the following shall not be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur with respect to any Group Party: any change, effect, circumstance or event resulting from or arising in connection with (w) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in general economic conditions, (y) changes affecting the restaurant or retail industries generally and (z) any effects resulting from the public announcement of this Agreement or the transactions contemplated hereby, except, in the case of clauses (w), (x) and (y), to the extent such change, effect, circumstance or event has a disproportionate adverse effect on the Group Companies as compared to other Persons engaged in the same business.

“Maturity Date” means July 31, 2014.

“Maximum Accrual” is defined in Section 2.06(e).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i) with respect to any Asset Disposition (other than an Asset Disposition consisting of a lease where one or more Group Companies is acting as lessor entered into in the ordinary course of business), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including cash Insurance Proceeds and cash Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds) actually paid to or actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (1) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated by a senior financial or accounting officer of Holdings and its Subsidiaries) and customary fees, legal fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or to Affiliates of any Group Company except for (x) those payable pursuant to the Management Agreement and otherwise not prohibited hereunder and (y) those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by any Group Company, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (2) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Asset Disposition, Casualty or Condemnation, (3) if applicable, the amount of any Indebtedness secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation and (4) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii) with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by any Group Company in respect of such Equity Issuance or Debt Issuance as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by any Group Company in connection therewith (other than those payable to any Group Company or any Affiliate of any Group Company except for (x) those payable pursuant to the Management Agreement and otherwise not prohibited hereunder and (y) those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party).

“Nominal Shares” means (i) for any Subsidiary of the Borrower that is not a Domestic Subsidiary, nominal issuances of Equity Interests in an aggregate amount not to exceed 5.0% of the Equity Interests or Equity Equivalents of such Subsidiary on a fully-diluted basis and (ii) in any case, director’s qualifying shares, in each case to the extent such issuances are required by applicable Laws.

“Note” means a promissory note, substantially in the form of Exhibit B hereto, evidencing the obligations of the Borrower to repay outstanding Loans, as such note may be amended, modified or supplemented from time to time.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A hereto.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b)(i)(A).

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in any Loans as provided in Section 2.13.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit F-3 to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Permitted Acquisition” means

(a) a Business Acquisition; provided that:

(i) the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the First Lien Closing Date or reasonably related, ancillary or complementary thereto;

(ii) within 30 days after (or such later date as may be agreed to by the Administrative Agent, in its sole discretion) the date of the consummation of such Business Acquisition, each applicable Loan Party and the acquired entity and its Subsidiaries shall have executed and delivered to the Administrative Agent or the Collateral Agent, as applicable, all items in respect of the Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.12;

(iii) in the case of an acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Equity Interests acquired shall constitute all (other than Nominal Shares) of the total Equity Interests of the issuer thereof;

(iv) no Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition, and the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro-Forma Basis, the Borrower shall be in compliance with all of the financial covenant specified in Sections 7.16 hereof as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b) which precedes or ends on the date of such acquisition; and

(v) after giving effect to such acquisition, the First Lien Revolving Committed Amount shall be at least $7,500,000 greater than the total First Lien Revolving Outstandings;

(b) any acquisition consented to by the Required Lenders; and

(c) the acquisition of franchisees in an amount after giving effect to all such acquisitions not to exceed $2,500,000 in the aggregate (other than Expenditures included in Consolidated Capital Expenditures), plus any Excess Cash Flow not required to be paid to the First Lien Lenders and the Lenders hereunder, plus the proceeds of any Equity Issuances of Holdings issued to make such acquisition.

Notwithstanding the foregoing, unless otherwise agreed to in writing by the Required Lenders, (x) from and after the First Lien First Amendment Effective Date, (1) the aggregate amount of any acquisition (whether individually or together with any related acquisitions) shall not exceed

$5,750,000 and (2) the aggregate amount of all Permitted Acquisitions shall not exceed $11,500,000 and (y) no acquisition shall be deemed to be a Permitted Acquisition unless immediately after giving effect to such acquisition the Total Leverage Ratio shall be less than the Total Leverage Ratio immediately prior to such acquisition.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of Holdings, the Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Borrower and its Subsidiaries therein permitted under Section 7.06 and (B) any Indebtedness of any Permitted Joint Venture or any Guaranty Obligations by Holdings or any of its Subsidiaries in respect of such Indebtedness, which Indebtedness or Guaranty Obligations are permitted at the time under Section 7.01.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.01, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Second Lien Credit Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Second Lien Credit Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (v) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (vi) at the time thereof, no Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” shall mean unsecured Indebtedness of Holdings and its Subsidiaries that shall (i) have a stated maturity that is at least one year later than the maturity date of any Loan and (ii) be subordinated in right of payment to the Second Lien Credit Obligations at prevailing market terms applicable to high yield subordinated indebtedness or otherwise on terms reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by any Group Company or any ERISA Affiliate, including a Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit F-2 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Pledged Collateral” means the “Collateral” as defined in the Pledge Agreement.

“PPA” has the meaning assigned to such term in the definition of “ERISA Event”

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Pro-Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro-Forma Basis, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period. In connection with any calculation of the Total Leverage Ratio or the financial covenant set forth in Section 7.16 or elsewhere upon giving effect to a transaction on a “Pro-Forma Basis,” (i) any Indebtedness incurred by Holdings or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred or repaid as the case may be as of the first day of the relevant four fiscal-quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, after giving effect to cost savings reasonably acceptable to the Administrative Agent, (iv) such other pro-forma adjustments which would be permitted or required by Regulations S-K and S-X under the Securities Act shall be taken into account and (v) such other adjustments as may be reasonably agreed between Holdings and the Administrative Agent shall be taken into account.

“Pro-Forma Compliance Certificate” means a certificate of a Responsible Officer or chief accounting officer of Holdings delivered to the Administrative Agent in connection with any “transaction” for which a calculation on a “Pro-Forma Basis” is permitted or required hereunder and containing reasonably detailed calculations demonstrating, upon giving effect to the applicable transaction on a Pro-Forma Basis, compliance, as applicable, with the Total Leverage Ratio and the financial covenant set forth in Section 7.16, as applicable, as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period.

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower or such Subsidiary.

“Qualified Capital Stock” means any Equity Interests of Holdings that does not include a cash dividend and is not mandatorily redeemable by Holdings or any of its Subsidiaries or redeemable at the option of the holder of such Equity Interests, in each case prior to the 181st day following the Maturity Date (other than in connection with an asset sale or change of control, so long as the definitions of asset sale and change of control in the instruments governing such Equity Interests are no more restrictive with respect to Holdings and its Subsidiaries than the corresponding definitions herein and so long as the Second Lien Credit Obligations (other than contingent indemnification obligations) are either repaid or waived with respect to such asset sale or change of control prior to the redemption of such Equity Interests).

“Qualifying IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) of the common stock of Holdings (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering) and (ii) resulting in gross proceeds of at least $75,000,000.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the First Lien Closing Date among the Borrower, the Subsidiary Guarantors, Credit Suisse Securities (USA) LLC and Bank of America Securities LLC, relating to the Senior Notes, as amended, modified, restated or otherwise modified from time to time.

“Regulation S-X” shall mean Regulation S-X under the Securities Act of 1933, as amended.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reinstatement Date” has the meaning specified in Section 7.09(i).

“Reinvestment Funds” means, with respect to any Net Cash Proceeds of Insurance Proceeds, any Condemnation Award or any Asset Disposition in respect of the single event or series of related events giving rise thereto, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days after the occurrence of the Casualty, Condemnation or Asset Disposition giving rise thereto, be reinvested within 365 days (or if the Borrower has entered into a commitment to apply such proceeds to a reinvestment within such time period to the extent such amounts are actually reinvested, within six months of the expiration of such 365 days) after the occurrence of the Casualty, Condemnation or Asset Disposition giving rise thereto in the repair, restoration or replacement of the properties that were the subject of such Casualty, Condemnation or Asset Disposition; provided that no Event of Default shall have occurred and be continuing on the date of such reinvestment notice or, if the Borrower or one or more of its Subsidiaries shall have then entered into one or more continuing agreements with a Person not an Affiliate of any of them for the repair, restoration or replacement of the properties that were the subject of such Casualty, Condemnation or Asset Disposition, none of the Administrative Agent or the Collateral Agent shall have commenced any action or proceeding to exercise or seek to exercise any right or remedy with respect to any Collateral (including any action of foreclosure, enforcement, collection or execution or by any proceeding under any Insolvency or Liquidation Proceeding).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Percentage” shall have the meaning set forth in Section 2.01(c).

“Repayment Amount” has the meaning specified in the defined term “Make Whole Amount”.

“Repayment Date” means the date fixed for the repayment in whole or in part, of any Loan by or pursuant to this Agreement.

“Required Lenders” means, at any date of determination, Lenders whose aggregate Credit Exposure constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and its Credit Exposure at such time.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer, controller, assistant treasurer, secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Holdings or any of its Subsidiaries of any property, whether owned by Holdings or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Obligations” means, with respect to each Loan Party, without duplication:

(i) in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v) in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower, Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Second Lien Credit Party” means each Lender, the Administrative Agent, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Second Lien Credit Parties” means any two or more of them, collectively.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit F-1 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Sellers” shall have the meaning set forth in the First Lien Credit Agreement.

“Senior Notes” means the 10.375% Senior Notes due 2015 issued by the Borrower in aggregate principal amount of $150,000,000 (as such amount may be increased in accordance with Section 7.01(ii) hereof) issued and sold on the First Lien Closing Date pursuant to the Senior Notes Documents and any notes exchanged therefor pursuant to the Registration Rights Agreement, together with any notes issued in connection with a Permitted Refinancing (or the incurrence of any Senior Notes permitted under Section 7.01(ii) hereof) of the Senior Notes or any replacement notes issued in accordance with the terms of the Senior Notes Indenture.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture, the guarantees of the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.

“Senior Notes Indenture” means the Indenture dated as of the First Lien Closing Date between the Borrowers, the guarantors party thereto and The Bank of New York, as trustee as in effect on the date of this Agreement and as thereafter amended, modified, restated, refinanced and supplemented from time to time in accordance with and subject to the terms hereof.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Law).

“Sponsor” means MidOcean Partners III, L.P., MidOcean Partners III-A, L.P. and MidOcean Partners III-D, L.P. and its successors, together with the Sponsor Approved Funds.

“Sponsor Approved Funds” means, with respect to the Sponsor, any Fund that is administered or managed by (i) the Sponsor, (ii) an Affiliate of the Sponsor or (iii) an entity that administers or manages the Sponsor.

“Sponsor Group” means the Sponsor and any of its Subsidiaries or Affiliates other than Affiliates that are operating companies or Controlled by operating companies.

“Store Closing Costs” means each of the following costs attributable to stores closed within the prior twelve months: (i) operating losses, (ii) construction and moving expenses, (iii) lease termination expenses, (iv) employee severance costs, and (v) other related expenses reasonably acceptable to the Administrative Agent.

“Subordinated Indebtedness” of any Person means all Indebtedness which (i) the principal of which by its terms is not required to be repaid, in whole or in part, before six months after the Maturity Date, (ii) is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Finance Parties under the Loan Documents pursuant to payment and subordination provisions reasonably satisfactory in form and substance to the Administrative Agent and (iii) is issued pursuant to credit documents having covenants, subordination provisions and events of default that are taken as a whole in no event less favorable, including with respect to rights of acceleration, to such Person than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (except for the definition of Unrestricted Subsidiary contained herein), any Unrestricted Subsidiary, any Permitted Joint Venture and any Applicable Subsidiary (unless such Applicable Subsidiary shall have become a Subsidiary Guarantor in accordance with Sections 6.12 and 6.16 hereunder) shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantor” means each Subsidiary of Holdings on the Closing Date (other than the Borrower and a Foreign Subsidiary) and each Subsidiary of Holdings (other than the Borrower and a Foreign Subsidiary, and for avoidance of doubt, an Unrestricted Subsidiary) that becomes a party to the Guaranty after the Closing Date by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

“Subsidiary Redesignation” has the meaning specified in Section 6.14.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Swap Agreements permitted hereunder with a Loan Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Insolvency or Liquidation Proceeding) owing under any Swap Agreement, excluding any amounts which such Person is entitled to setoff against its obligations under applicable Law.

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning specified in the recitals hereto.

“Threshold Amount” means $6,000,000.

“Total Leverage Ratio” means on any day the ratio of (i) (A) Consolidated Funded Indebtedness as of the last day of the fiscal quarter of Holdings ending on, or most recently preceding, such date, minus (B) the amount of Holdings’ and its Consolidated Subsidiaries’ cash and Cash Equivalents (in each case free and clear of all Liens, other than (w) nonconsensual liens provided for by Law and permitted by Section 7.02, (x) Liens permitted under Sections 7.02(ii) and (xxiv) and (y) Liens permitted under Section 7.02(x) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and (z) Liens permitted under Section 7.02(xxix)) as of such date in excess of $1,000,000 that are or would be included on a consolidated balance sheet of Holdings and its Subsidiaries as of such date, plus (C) the aggregate amount of all Net Cash Proceeds of Equity Issuances of Qualified Capital Stock included in the determination of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended in accordance with clause (iv) of the definition of “Consolidated EBITDA” which Net Cash Proceeds have theretofore been utilized to repay Consolidated Funded Indebtedness during such period, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on, or most recently preceding, such day for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01(a) or (b).

“Transaction” means the events contemplated by the Transaction Documents.

“Transaction Documents” means the Loan Documents and the First Lien Amendment, collectively, and “Transaction Document” means any one of them.

“Treasury Rate” means, with respect to a Repayment Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Repayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Repayment Date to the Maturity Date; provided, however, that if the period from such Repayment Date to the Maturity Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Repayment Date to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Liabilities” means, except as otherwise provided in Section 5.12(a)(i)(B), (i) with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87.

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Cash” means cash or Cash Equivalents of any of the Loan Parties (a) that would not appear as “restricted” on a consolidated balance sheet of any of the Loan Parties and (b) that is not subject to a Lien in favor of a Person other than the Lenders or the First Lien Collateral Agent or the First Lien Lenders.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower properly designated as an Unrestricted Subsidiary pursuant to Section 6.14.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Voting Securities” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except Nominal Shares) are at the time directly or indirectly owned by such Person.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein or as disclosed to the Administrative Agent.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either (x) the Borrower or (y) within 30 days after delivery of any financial statements reflecting any change in GAAP (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05 Classes and Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01 Commitments to Lend.

(a) [Intentionally Omitted].

(b) Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan to the Borrower on the Closing Date in a principal amount not exceeding its Commitment. The Borrowing shall be made from the Lenders ratably in proportion to their respective Commitments. The Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Maturity Date may not be reborrowed.

(c) Notwithstanding any other provision of this Agreement, all Loans shall be made at 98.04 percent (98.04%) of the initial principal amount thereof (the “Relevant Percentage” of the initial principal amount), but, for the avoidance of doubt, for all purposes of this Agreement, the initial principal amount of any such Loan shall be equal to 100 percent of such principal amount. The making of any Loan at the Relevant Percentage of its initial principal amount shall satisfy an amount of the commitment equal to the full initial principal amount of that Loan. A subsequent increase in the principal amount of a Loan, pursuant to Section 2.06(d) or otherwise, shall not affect the amount of the Commitments satisfied by the making of that Loan, or the amount of the remaining Commitments.

Section 2.02 Notice of Borrowings.

(a) Borrowings. The Borrower shall give the Administrative Agent a Notice of Borrowing not later than 12:00 P.M. on the date of the proposed Borrowing, which shall be a single drawing on the Closing Date, specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Borrowing; and

(iii) the location (which must be in the United States) and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

Section 2.03 Notice to Lenders; Funding of Loans.

(a) Notice to Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Funding of Loans. (i) Not later than 1:00 P.M. on the date of Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower in like funds as received by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the applicable Notice of Borrowing, or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(c) Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable thereto pursuant to Section 2.06. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to a Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (d)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law, rule, regulation or requirement applicable to the Administrative Agent.

Section 2.04 Evidence of Loans.

(a) Lender and Administrative Agent Accounts; Notes. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Second Lien Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a single Note, substantially in the form of Exhibit B, payable to the order of such Lender for the account of its Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender having one or more Notes shall record the date, amount and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement or any error in any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05 [Intentionally Omitted].

Section 2.06 Interest.

(a) [Intentionally Omitted].

(b) Rates Applicable to Loans. Subject to the provisions of subsection (c) below, the Loans shall bear interest on the outstanding principal amount thereof at a rate of 15% per annum compounding quarterly.

(c) Additional Interest. (x) immediately upon an Event of Default, all Loans shall bear interest at the Default Rate and (y) if any Second Lien Credit Obligation is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at the Default Rate, in each case, until such Default or Event of Default has been cured or waived, to the fullest extent permitted by applicable Laws.

(d) Interest Payments. Except as set forth in subsection (e) of this Section 2.06, interest on the Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at maturity, and at such other times as may be specified herein; provided, that on each Interest Payment Date after the Closing Date through the third anniversary of the Closing Date, accrued interest expense will be payable in kind (“PIK Interest”). On any Interest Payment Date occurring after the third anniversary of the Closing Date, at the election of the Borrower, accrued interest expense will be payable either (A) in cash or (B) PIK Interest so long as the First Lien Leverage Ratio is equal or lesser than 2.75:1.00 after giving pro forma effect to such payment and if the First Lien Leverage Ratio is greater than 2.75:1.00 the Borrower shall be deemed to have elected to pay accrued interest in kind. PIK Interest payable to each Lender shall be added to the principal amount of the Loan of such Lender in arrears on such Interest Payment Date and such increased principal amount of the Loan shall thereafter bear interest at the rate then accruing on the principal amount of the Loan as provided in subsection (b) of this Section 2.06 and shall thereafter be treated in all respects as outstanding principal of the Loan. Accrued PIK Interest on the Loans shall be payable in cash on the date the principal of the Loans becomes due and payable, whether on the Maturity Date of the Loan, or upon earlier prepayment, acceleration or otherwise. The Administrative Agent’s determination of the principal amount of the Loans outstanding at any time shall be conclusive and binding, absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Insolvency or Liquidation Proceeding. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) AHYDO Payments. Notwithstanding anything to the contrary herein, if at the end of any accrual period (as defined in Code §1272(a)(5)) ending after the fifth anniversary of the Closing Date, the aggregate amount of accrued and unpaid original issue discount (as defined in Code Section 1273(a)(1)) on the Loans would, but for this paragraph, exceed an amount equal to the product of the Loan’s issue price (as defined in Code Sections 1273(b) and 1274(a)) multiplied by the yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) (the “Maximum Accrual”), all accrued and unpaid interest, including PIK Interest, and original issue discount on the Term Loan as of the end of such accrual period in excess of an amount equal to the Maximum Accrual shall be paid in cash by Borrower to the Lender (the “AHYDO Interest Payment”). For the avoidance of doubt, this Section 2.6(e) shall be construed so as to cause the Loans to not be treated as having been issued with “significant original issue discount” within the meaning of IRC Section 163(i)(2).

Section 2.07 [Intentionally Omitted].

Section 2.08 Maturity of Loans.

(a) Maturity of Revolving Loans. Loans shall mature on the Maturity Date and any Second Lien Credit Obligation (together with accrued interest thereon and fees in respect thereof) shall be due an payable on such date.

Section 2.09 Prepayments.

(a) Voluntary Prepayment of Loans. The Borrower shall have the right voluntarily to prepay Loans in whole or in part from time to time, subject to the terms of the Intercreditor Agreement; in an amount specified in a notice to the Administrative Agent no later than three days prior to the applicable Repayment Date, by payment of the principal amount of the Loans outstanding on such Repayment Date (or portion thereof), together with the accrued and unpaid interest thereon and fees (if any) plus the Make Whole Amount; provided, however, that each partial prepayment of Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each payment pursuant to this Section shall be applied as set forth in Section 2.09(e).

(b) [Intentionally Omitted].

(c) Mandatory Prepayments.

(i) Change of Control. If a Change of Control occurs on or prior to the Maturity Date, the Borrower shall prepay the Loans in an amount, specified in a notice to the Administrative Agent no later than three days prior to the Repayment Date, which shall be equal to the principal amount of the Loans outstanding on such Repayment Date, together with the accrued and unpaid interest thereon and fees (if any) plus the Make Whole Amount.

(ii) Excess Cash Flow. At all times after the Discharge of First Lien Finance Obligations, within 105 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2010), the Borrower shall prepay the Loans in an amount equal to (A) 75% of Excess Cash Flow for such prior fiscal year minus (B) to the extent not deducted under clause (vi)(C) of the definition of “Excess Cash Flow” in the computation of Excess Cash Flow for such prior fiscal year, the aggregate amount of all voluntary prepayments during such prior fiscal year of principal of the Loans.

(iii) Asset Dispositions, Casualties and Condemnations, Etc. At all times after the Discharge of First Lien Finance Obligations, within five Business Days after receipt by any Group Company of Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted under clauses (i) through (xv) and (xvii), (xviii), (xxi), (xxii) and (xxiii) of Section 7.05), clause (xxvi) of Section 7.05 to the extent such Asset Disposition relates to sales of inventory to Foreign Subsidiaries for fair market value in the normal course of business and licensing of intellectual property to Foreign Subsidiaries for fair market value in the ordinary course of business, Casualty or Condemnation (excluding, in the case of any Casualty or Condemnation, Insurance Proceeds and Condemnation Awards to the extent and so long as they constitute Reinvestment Funds)), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation; provided, that no such prepayment caused by the receipt of Net Cash Proceeds from any Asset Disposition shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Dispositions occurring after the Closing Date and during the same fiscal year does not exceed $1,000,000 (it being understood that a prepayment shall only be required of such excess).

(iv) Debt Issuances. At all times after the Discharge of First Lien Finance Obligations, within five Business Days after receipt by any Group Company of Net Cash Proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to Section 7.01 of this Agreement), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance and the Make-Whole Amount.

(v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 2.09(c) shall be applied to the repayment of the Loans and shall be accompanied by accrued interest to the date of prepayment on the amount paid.

(vi) [Intentionally Omitted].

(vii) [Intentionally Omitted].

(viii) Payments Cumulative. Except as otherwise expressly provided in this Section 2.09 and subject to the terms of the Intercreditor Agreement, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(d) Notice of Mandatory Prepayment Events. The Borrower shall use commercially reasonable efforts to give to the Administrative Agent and the Lenders at least one Business Day’s prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 2.09(c)(iii) or (iv), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five Business Days after the occurrence of such event.

(e) Notices of Prepayments. Other than as specified in (d) above, the Borrower shall notify the Administrative Agent by 11:00 A.M. on the day of prepayment of the Loans. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro-rata share, if any, thereof. Once such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable as specified therein.

Section 2.10 [Intentionally Omitted].

Section 2.11 Fees. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.12 Pro-rata Treatment. Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the administrative fees retained by the Agents for their own account), shall be allocated pro-rata among the relevant Lenders in accordance with the Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro-rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participation in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing thereon; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Payments Generally; Administrative Agent’s Clawback.

(a) Payments by the Borrower. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each payment of principal of and interest on Loans and fees hereunder shall be paid not later than 3:00 P.M. on the date when due, in Dollars and in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower. Payments received after 3:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue. The Administrative Agent may, in its sole discretion, distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 3:00 P.M.; otherwise the Administrative Agent may, in its sole discretion, distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (and such extension of time shall be reflected in computing interest or fees, as the case may be). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice (which may be by telephone if promptly confirmed in writing) from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make a Loan required to be made by it as part of the Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Computations. All computations of interest for Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to subsection (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that Borrower shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 3.01(c) for any amounts incurred more than twelve months prior to the date such Lender or the Administrative Agent, as the case may be, notifies Borrower of such Lender’s or the Administrative Agent’s intention to claim compensation therefor, but if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then such twelve-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan

Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. To the extent it is legally entitled to do so, any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or time prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (x) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Inability of Lender to Submit Forms. If any Foreign Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Foreign Lender shall promptly notify the Borrower and the Administrative Agent of such fact and the Foreign Lender will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any indemnities, Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the indemnities, Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02 [Intentionally Omitted].

Section 3.03 [Intentionally Omitted].

Section 3.04 Increased Costs and Reduced Return; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law (except for such changes with respect to taxes which are governed by Section 3.01) shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office);

(ii) subject any Lender (or its Lending Office) to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 3.01(c) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(iii) impose on any Lender (or its Lending Office) any other condition, cost or expense affecting this Agreement made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law (except for such changes with respect to taxes which are governed by Section 3.01) affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 [Intentionally Omitted].

Section 3.06 [Intentionally Omitted].

Section 3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to

Section 3.01 in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Second Lien Credit Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Borrowing. The obligation of each Lender to make its initial Borrowing hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a) Executed Loan Documents. Receipt by the Administrative Agent of duly executed counterparts from each party thereto of: (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Collateral Documents; and (v) all other Loan Documents, each in form and substance reasonably satisfactory to the Administrative Agent, except to the extent that a Guaranty or any Collateral Document cannot be entered into after using commercially reasonable efforts to do so (in which case it will be entered into as soon as possible after the Closing Date).

(b) [Intentionally Omitted].

(c) Organization Documents. After giving effect to the transactions contemplated hereby, the Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization, and a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State, as of a recent date; (ii) a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State, as of a recent date; (iii) a certificate as to the good standing (or comparable status) of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and from each other state in which such Loan Party is qualified or is required to be qualified to do business except those states wherein the failure to be qualified to do business would not reasonably be expected to have a Material Adverse Effect; (iv) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (ii) above; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such

Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; and (v) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iv) above.

(d) Officer’s Certificates. The Administrative Agent shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(y) and (ii) a certificate, dated the Closing Date and signed by a Responsible Officer of each other Loan Party, confirming compliance with the condition precedent set forth in Section 4.01(y).

(e) Opinions. On the Closing Date, the Administrative Agent shall have received:

(i) a favorable written opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent, Collateral Agent and each Lender, dated the Closing Date, in the form reasonably satisfactory to the Administrative Agent; and

(ii) a favorable written opinion of Stuart Steinberg, Esq., general counsel for the Borrower and the Subsidiary Guarantors, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, in the form reasonably satisfactory to the Administrative Agent.

(iii) a favorable written opinion from an Independent Qualified Party (as defined in the Senior Notes Indenture) with respect to the fairness of the Agreement, which opinion satisfies the requirements of Section 4.07 of the Senior Notes Indenture.

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) [Intentionally Omitted].

(i) [Intentionally Omitted].

(j) Perfection of Personal Property Security Interests and Pledges; Search Reports. On or prior to the Closing Date, the Collateral Agent shall have received:

(i) a Perfection Certificate from each Loan Party;

(ii) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii) copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax or judgment liens or similar notices that name Holdings, the Borrower and any other Loan Party, as such (under its present organizational name and any previous organizational name), as debtor or seller that are filed in the jurisdictions referred to in clause (ii) above or in any other jurisdiction having files which must reasonably be searched in order to determine fully the existence of the UCC security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);

(iv) searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral; and

(v) evidence of the authorization of the filing of all UCC-1 filings to perfect the security interests intended to be created by the Collateral Documents.

(k) Evidence of Insurance. Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured or loss payee, as applicable, on behalf of the Lenders.

(l) [Intentionally Omitted].

(m) [Intentionally Omitted].

(n) [Intentionally Omitted].

(o) [Intentionally Omitted].

(p) Payment of Fees. All costs, fees and expenses due and payable to the Agents and the Lenders on or before the Closing Date shall have been paid to the extent invoiced in reasonable detail.

(q) Counsel Fees. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Agents to the extent invoiced in reasonable detail prior to or on the Closing Date.

(r) Margin Regulations. All Loans made by the Lenders to the Borrower shall be in full compliance with the Federal Reserve’s Margin Regulations within the meaning of Regulation U.

(s) U.S. Patriot Act. Prior to the Closing Date, each Loan Party shall have provided the documentation and other information to the Administrative Agent or any Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S. Patriot Act.

(t) Executed Intercreditor Agreement and First Lien Amendment. Receipt by the Administrative Agent of fully executed copies of the Intercreditor Agreement and the First Lien Amendment.

(u) Issuance of Warrants. The Lenders party hereto (or their designees) on the Closing Date shall have received warrants for Class A LLC Units in an amount equal to 5% of all issued and outstanding Class A LLC Units.

(v) Payment of First Lien Term B Loans and First Lien Revolving Loans. The Borrower shall concurrently (i) use the proceeds of the Loans to make a voluntary prepayment of the First Lien Term B Loans in the principal amount of $25,000,000 in accordance with the First Lien Amendment and Section 2.09(a) of the First Lien Credit Agreement and (ii) make a prepayment of the First Lien Revolving Loans in the principal amount not less than $3,500,000.

(w) Notice. The Borrower shall have delivered to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by, Section 2.02.

(x) Representations and Warranties. The representations and warranties of Holdings and the Borrower contained in Article V of this Agreement and of Holdings, the Borrower and all other Loan Parties in any other Loan Document shall be (i) in the case of representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date of the initial Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date.

(y) No Default. No Default or Event of Default shall exist or would result from the initial Borrowing or from the application of the proceeds thereof other than a Default or Event of Default arising solely due to the fact that a representation or warranty is not true and correct.

The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date (or such earlier date as stated in this Section 4.01). The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or waived each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

If the Closing Date does not occur before 5:00 P.M. on March 31, 2009, the Commitments shall terminate at the close of business on such date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that on and as of the Closing Date and after giving effect to the Transaction and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 4.01:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Group Company (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws (including, without limitation, the U.S. Patriot Act), except in any case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except in any case that such conflict, breach or contravention would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect or (iii) violate any Law, except in any case for such violations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Except for filings necessary to perfect the Liens in favor of the Collateral Agent in the Collateral and other consents, authorizations, notices, approvals and exemptions that have been obtained prior to or as of the Closing Date or as are scheduled on Schedule 5.03 hereto, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Financial Condition; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) [Intentionally Omitted].

(c) Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

Section 5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against or affecting any Group Company in which there is a reasonable possibility of an adverse decision that would reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Default. No Group Company is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement.

Section 5.08 Ownership of Property; Liens. The Group Companies, in the aggregate, have good and marketable title to, or valid leasehold interests or license in, all its properties and assets, except for Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted and to the extent that would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09 Environmental Compliance. No Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability in any case which, individually or collectively, could reasonably be expected to result in a Material Adverse Effect or has received written notice of any claim with respect to any Environmental Liability the subject of which notice could reasonably be expected to have a Material Adverse Effect, and no Group Company knows of any basis for any Environmental Liability against any Group Company that would reasonably be expected to have a Material Adverse Effect.

Section 5.10 Insurance. The properties of each Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of the Borrower’s officers.

Section 5.11 Taxes.

(a) Each Group Company has filed, or caused to be filed, all federal and material state, local and foreign tax returns required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, except for such taxes (A) which are not yet delinquent, (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP or (C) the failure to pay would not reasonably be expected to result in a Material Adverse Effect. No Loan Party knows of any pending investigation of such party by any taxing authority or proposed tax assessments against any Group Company that would, if made, have a Material Adverse Effect. All amounts have been withheld by each Group Company from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of the applicable law and such withholdings have been timely paid to the respective Governmental Authorities, except to the extent that the failure to withhold and pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Group Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not reasonably be expected to have, in any case, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 ERISA; Foreign Pension Plans; Employee Benefit Arrangements. Except as disclosed in Schedule 5.12:

(a) ERISA. (i) There are no Unfunded Liabilities in excess of the Threshold Amount (A) with respect to any member of the Group Companies and (B) except as would not reasonably be expected to have a Material Adverse Effect, with respect to any ERISA Affiliate.

(ii) Each Plan, other than a Multiemployer Plan, complies in all respects with the applicable requirements of ERISA and the Code, and each Group Company complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes and all Employee Benefit Arrangements, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by any member of the Group Companies and, except to the extent that such ERISA Event would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by an ERISA Affiliate.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, no Group Company: (A) is or has been within the last six years a party to any Multiemployer Plan; or (B) has completely or partially withdrawn from any Multiemployer Plan.

(v) If any Group Company or any ERISA Affiliate were to incur a complete withdrawal (as described in Section 4203 of ERISA) from any Multiemployer Plan as of the Closing Date, the aggregate withdrawal liability, as determined under Section 4201 of ERISA, with respect to all such Multiemployer Plans would not exceed an amount that would reasonably be expected to have a Material Adverse Effect.

(vi) No Group Company has any contingent liability with respect to any postretirement benefit under a Welfare Plan that would reasonably be expected to have a Material Adverse Effect.

(b) Foreign Pension Plans. Each Foreign Pension Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Group Company has incurred any obligation in an amount that would reasonably be expected to have a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Pension Plan.

(c) Employee Benefit Arrangements. (i) All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof, where such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to have a Material Adverse Effect.

(ii) There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected to have a Material Adverse Effect.

(iii) Each Group Company is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements, except as would not be expected to have a Material Adverse Effect.

Section 5.13 Subsidiaries; Equity Interests. Schedule 5.13 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of Holdings. Schedule 5.13 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary. All the outstanding Equity Interests of each Subsidiary of Holdings are validly issued, fully paid and non-assessable (to the extent applicable) and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, those owned by Holdings, directly or indirectly, are free and clear of all Liens (other than those arising under the Collateral Documents and Permitted Liens).

Section 5.14 Margin Regulations; Investment Company Act.

(a) No Group Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of and in violation of Regulation U. If requested by any Lender or the Administrative Agent, Holdings and the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of Holdings and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act or Regulation T, U or X.

(b) None of the Group Companies is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) controlled by such a company.

Section 5.15 Disclosure. No report, financial statement, certificate or other information (other than general market data not prepared by, or specific to, the Group Companies, forecasted budgets and projections) furnished concerning or affecting any Group Company by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date furnished any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will in fact be realized).

Section 5.16 Compliance with Law. Each Group Company is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, except as disclosed in Schedule 5.16, none of the Group Companies has received any written communication from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.17 Intellectual Property. Except as set forth on Schedule 5.17, each Group Company owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of its respective business, without conflict with the rights of any other Person except for those conflicts which could not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Purpose of Loans. The proceeds of the Loans will be used solely to repay First Lien Term B Loans.

Section 5.19 Solvency. The Loan Parties (on a consolidated basis) are and, after consummation of the Transaction and the financings related thereto, will be Solvent.

Section 5.20 Collateral Documents.

(a) Article 9 Collateral. Each of the Security Agreement and the Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement and the Pledged Collateral is delivered to the First Lien Collateral Agent (as bailee for the Collateral Agent pursuant to the terms of the Intercreditor Agreement) in accordance with the Intercreditor Agreement, each of the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in (the priority of which is set forth in the Intercreditor Agreement), all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC by filing or by possession or control thereof, in each case superior in right to any other Person, other than Liens in favor of the First Lien Administrative Agent and with respect to other Permitted Liens, and except for certain items of Collateral with respect to which such Lien may be perfected only by possession or control thereof and the failure of the Collateral Agent to have possession or control thereof is expressly permitted pursuant to the Security Agreement, the Pledge Agreement, the Intercreditor Agreement and/or any other Loan Document, as applicable.

(b) Intellectual Property. When financing statements in the appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, the Assignment of Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, is filed in the United States Patent and Trademark Office and the Assignment of Copyrights, substantially in the form of Exhibit B to the Security Agreement, is filed in the United States Copyright Office, then to the extent that Liens and security interests may be perfected by such filings, the Security Agreement shall constitute a fully perfected Lien on, and security interest in (the priority of which is set forth in the Intercreditor Agreement), all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such Assignments, in each case prior and superior in right to any other Person, other than Liens in favor of the First Lien Administrative Agent and with respect to other Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(c) Status of Liens. The Collateral Agent, for the ratable benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC and to the qualifications and limitations set forth in clauses (a) and (b) above, the Collateral Documents will at all times constitute valid and continuing liens of record and perfected security interests in (the priority of which is set forth in the Intercreditor Agreement) all the Collateral referred to therein, except for Liens in favor of the First Lien Administrative Agent and as priority may be affected by Permitted Liens.

Section 5.21 Ownership. Holdings owns good, valid and marketable title to all the outstanding common stock of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the First Lien Collateral Documents, the Collateral Documents and Permitted Liens described in clause (iii) or (xv) of Section 7.02. Except as set forth on Schedule 5.21, as of the Closing Date there are no shareholder agreements or other agreements pertaining to Holdings’ beneficial ownership of the common stock of the Borrower, including any agreement that would restrict Holdings’ right to dispose of such common stock and/or its right to vote such common stock.

Section 5.22 No Broker’s Fees. Except as set forth in Schedule 5.22, no broker’s or finder’s fee or commission will be payable by any Loan Party with respect to transactions contemplated by this Agreement, except as payable to the Lead Arrangers, the Agents and the Lenders.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Second Lien Credit Obligation or other amount payable hereunder or under any Note or other Loan Document (in each case other than contingent indemnification obligations) remains unpaid:

Section 6.01 Financial Statements. The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a) Annual Financial Statements. Within 105 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2008, a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such fiscal year, the related consolidated statements of operations and shareholders’ equity and a consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a “Big Four” accounting firm or other Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, provided, that the obligations in this paragraph (a) may be satisfied by the Borrower by furnishing its Form 10-K.

(b) Interim Financial Statements. (x) Within 50 days after the end of the first three fiscal quarters of Holdings and (y) within 45 days of the first full fiscal month following the Closing Date and each fiscal month thereafter which does not coincide with the end of a fiscal quarter of Holdings, a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such period, together with related consolidated statements of operations and a consolidated statement of cash flows for such period and the then elapsed portion of such fiscal year, setting forth for all periods beginning after the first anniversary of the Closing Date in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of Holdings and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, provided, that the quarterly (but not monthly) obligations in this paragraph (b) may be satisfied by the Borrower by furnishing its Form 10-Q.

(c) Forecasts. For each fiscal year of Holdings beginning after December 31, 2009, at least 45 days after the end of each fiscal year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Consolidated Subsidiaries, which forecasts shall be presented on an annual basis for the then current fiscal year, and not including the fiscal year in which the Maturity Date occurs.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) at the times specified therein.

Section 6.02 Certificates; Other Information. The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a) Auditors’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event, in each case relating to accounting matters, which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default, disclosing in such written statement the nature and status of such event.

(b) Compliance Certificate. At the time of delivery of the financial statements provided for in Section 6.01(a) and for the financial statements provided for in Section 6.01(b) above coinciding with the end of each fiscal quarter of Holdings (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2009), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings (A) demonstrating compliance with the financial covenant contained in Section 7.16 by calculation thereof as of the end of the fiscal period covered by such financial statements and, if such certificate demonstrates non-compliance with any such financial covenant, one or more members of the Investor Group may deliver, together with such certificate, notice of their intent to cure (a “Notice of Intent to Cure”) the Event of Default arising in respect of such non-compliance through capital contributions or the purchase of Equity Interests as contemplated pursuant to clause (iv) of the definition of “Consolidated EBITDA,” (B) stating that no Default or Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (C) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of Holdings and its Consolidated Subsidiaries, and, if so, describing such change, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the year, as compared to the comparable periods in the previous year.

(c) Auditor’s Reports. Promptly after any request by the Administrative Agent (or by any Lender communicated through the Administrative Agent), copies of any final detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them.

(d) Reports to Holders of Debt Securities. Promptly after the furnishing thereof, copies of any statement or report furnished of any holder of debt securities of any Group Company pursuant to the Senior Notes Documents or any other indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

(e) Excess Cash Flow. Within 105 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 30, 200[9], a certificate of a Responsible Officer of Holdings containing information regarding the calculation of Excess Cash Flow for such fiscal year.

(f) ERISA Reports. Promptly upon request by the Administrative Agent, the most recently prepared actuarial reports in relation to any Plan or Foreign Pension Plan for the time being operated by Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction. Promptly upon request, the Borrower shall also furnish the Administrative Agent and the Lenders with such additional information concerning any Plan, Foreign Pension Plan or Employee Benefit Arrangement as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Additional Patents, Trademarks and Copyrights. At the time of delivery of the financial statements and reports provided for in Section 6.01(a), a report signed by a Responsible Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to any Group Company since the last day of the immediately preceding fiscal year of Holdings and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Group Company since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

(h) Domestication in Other Jurisdiction. Not less than 30 days after any change in the jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.

(i) Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain (i) ratings on the credit facilities provided hereunder and (ii) a corporate rating, in each case from Moody’s and S&P.

(j) Other Information. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any Lender may reasonably request, which may include such information as any Lender may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning Holdings and its Subsidiaries from any governmental, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect shareholders and its use of the proceeds of the Credit Extensions hereunder.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver copies (which may be electronic) of such documents to the Administrative Agent which so requests until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01 or 6.02 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Each of Holdings and the Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). Each of Holdings and the Borrower hereby agrees that so long as Holdings or the Borrower is the issuer of any outstanding debt or equity securities that are issued pursuant to a public offering registered with the SEC or in a private placement for resale pursuant to Rule 144A under the Securities Act or is actively contemplating issuing any such securities: (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each of Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings or the Borrower or its or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor. Notwithstanding the foregoing, Holdings and the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.03 Notices. The Borrower will promptly notify the Administrative Agent (and each Lender if there is then no incumbent Administrative Agent), and the Administrative Agent will in turn notify the Lenders:

(i) of the occurrence of any Default or Event of Default;

(ii) of (A) any breach or non-performance of, or any default under, any material Contractual Obligation of the Borrower or any of its Subsidiaries, (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority, (C) the commencement of, or any material adverse development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Law, under any Loan Document, (D) any litigation, investigation or proceeding affecting any Loan Party, (E) and any other matter, event or circumstance, in each case of subclauses (A) through (E) to the extent that the same have resulted or could reasonably be expected to result in a Material Adverse Effect;

(iii) of the occurrence of any ERISA Event to the extent that such ERISA Event has resulted or could reasonably be expected to result in a liability of a Group Company in excess of $1,000,000;

(iv) of any material change in accounting policies or financial reporting practice by Holdings or any of its Subsidiaries;

(v) of notices delivered by the Borrower under the First Lien Credit Agreement that would not otherwise give rise to a notice requirement hereunder; and

(vi) of any amendments, restatements, supplements or other modifications to the First Lien Loan Documents or the First Lien Transaction Documents.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

Section 6.04 Payment of Obligations. Each of the Group Companies will pay and discharge all material taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become more than 90 days delinquent; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness (A) which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP or (B) the failure to make any such payment could not reasonably be expected to have a Material Adverse Effect.

Section 6.05 Preservation of Existence Etc. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Group Company will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in the case of clause (i) or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Each Group Company will: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07 Maintenance of Insurance; Certain Proceeds.

(a) Insurance Policies. Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are prudent in the good faith judgment of the officers of the Borrower. The Collateral Agent shall be named as loss payees or mortgagees, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all business interruption or liability policies (other than worker’s compensation, director and officer liability or other policies in which such endorsements are not customary), in each case subject to the terms of the Intercreditor Agreement and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall at all time after the Discharge of First Lien Finance Obligations or to the extent and in the amount of any such Net Cash Proceeds not applied to prepay the First Lien Credit Obligations, pay all proceeds otherwise payable to the Borrower or one or more of its Subsidiaries under such policies directly to the Collateral Agent and that it will give the Collateral Agent 10 days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b) Loss Events. In case of any Casualty or Condemnation with respect to any property of any Group Company or any part thereof having a fair market value in excess of the Threshold Amount, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking.

Section 6.08 Compliance with Laws. Each of the Group Companies will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Group Companies will do each of the following as it relates to any Plan maintained by, or Multiemployer Plan contributed to by, each of the Group Companies, Foreign Pension Plan or Employee Benefit Arrangement except to the extent that any failure to comply with clauses (i) through (v) below would not reasonably be expected to result in a Material Adverse Effect: (i) maintain each Plan (other than a Multiemployer Plan), Foreign Pension Plan and Employee Benefit Arrangement in compliance in all respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign Law; (ii) cause each Plan (other than a Multiemployer Plan) that is qualified under Section 401(a) of the Code to maintain such qualifications; (iii) make all required contributions to any Plan subject to Section 412 of the Code and make all required contributions to Multiemployer Plans; (iv) ensure that there are no Unfunded Liabilities in excess of the Threshold Amount unless the aggregate amount of such Unfunded Liabilities is reduced below the Threshold Amount within a 30-day period; and (v) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable laws and the terms of each Foreign Pension Plan in a timely manner.

Section 6.09 Books and Records. Each of the Group Companies will keep books and records of its transactions that are complete and accurate in all material respects in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

Section 6.10 Inspection Rights. Each of the Group Companies will (but, if no Default or Event of Default shall have occurred and be continuing, not more often than once per fiscal year at the Borrower’s expense) permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and each Loan Party hereby authorizes, and each of Holdings and the Borrower shall cause each other Group Company which is not a Loan Party to authorize, such independent accountants to discuss its affairs, finances and accounts with the Administrative Agent or any representative or independent contractor thereof; provided that a representative of such or any other Loan Party has been given the opportunity to be present), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon two (2) Business Days’ advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.18.

Section 6.12 Additional Loan Parties; Additional Security. Subject to the terms of the Intercreditor Agreement:

(a) Additional Subsidiary Guarantors. The Borrower will take, and will cause each of its Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower (other than such Foreign Subsidiaries and Unrestricted Subsidiaries) are Subsidiary Guarantors. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary (other than any such Foreign Subsidiary) to:

(i) within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Subsidiary Guaranty, an “Obligor” under the Security Agreement and an “Obligor” under the Pledge Agreement and/or an obligor under such other Collateral Documents as may be applicable to such new Subsidiary;

(ii) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent or the Collateral Agent shall have reasonably requested; and

(iii) prior to the Discharge of First Lien Finance Obligations, the covenants made in this Section 6.12(a) to deliver possession of any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent.

(b) Additional Security. The Borrower will cause, and will cause each of its Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) to cause, all of its owned Real Properties with a fair market value in excess of $2,000,000 hereafter acquired and all or substantially all personal property located in the United States to be subject at all times to perfected (the priority of which is set forth in the Intercreditor Agreement) and, in the case of owned Real Property, title insured Liens in favor of the Collateral Agent (subject to the Liens in favor of the First Lien Administrative Agent and the other Permitted Liens) pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”). With respect to any owned Real Property having a fair market value in excess of $2,000,000 acquired by any Loan Party subsequent to the Closing Date, such Person will cause to be delivered to the First Lien Collateral Agent (as bailee for the Collateral Agent pursuant to the terms of the Intercreditor Agreement) with respect to such Real Property mortgages, deeds of trust or other appropriate instruments under applicable law sufficient to create a mortgage, deed of trust or similar Lien of record on such Real Property (subject to the Liens in favor of the First Lien Administrative Agent and the other Permitted Liens) and including landlords’ consents and estoppels, ALTA or other appropriate forms of mortgagee title insurance policies, maps or plats of survey, flood insurance certificates and other instruments, certificates and documents, as are in form and substance reasonably satisfactory to the Collateral Agent. In furtherance of the foregoing terms of this Section 6.12, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by the Borrower or any of its Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) of any owned Real Property having a market value greater than $2,000,000, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired. Without limiting the generality of the foregoing, the Borrower will cause, and will cause each of its Subsidiaries that is or becomes a Subsidiary Guarantor to cause, 100% of the Equity Interests of each of their respective direct and indirect Domestic Subsidiaries that are not Subsidiaries of Foreign Subsidiaries or (x) 65% of such Equity Interests, if such Subsidiary is a direct Foreign Subsidiary, or (y) to the extent not prohibited by the terms of any Organization Document or other agreement governing a Permitted Joint Venture, such percentage as is equal to their respective ratable ownership of all Equity Interests in Permitted Joint Ventures and non-Wholly-Owned Subsidiaries) to be subject at all times to a perfected Lien in favor of the Collateral Agent, subject only to the Liens in favor of the First Lien Administrative Agent and Permitted Liens described in Section 7.02(iii) or (iv).

If, subsequent to the Closing Date, a Loan Party shall acquire any material patents, trademark registrations, service mark registrations, registered trade names, copyright registrations or any applications related to the foregoing, securities, instruments, chattel paper or other personal property required to be delivered to the First Lien Collateral Agent (as bailee for the Collateral Agent pursuant to the terms of the Intercreditor Agreement) as Collateral hereunder or under any of the Collateral Documents, the Borrower shall notify the Collateral Agent of the same no later than the end of the fiscal quarter of Holdings during which any such acquisitions take place, provided that if any such acquisition is accomplished by means of a Permitted Acquisition, the Borrower shall promptly (and in any event within ten Business Days after any Responsible Officer of any Loan Party acquires knowledge of the same) notify the Collateral Agent of the same.

All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed at Closing and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages (the priority of which is set forth in the Intercreditor Agreement) and subject to no other Liens except for Liens in favor of the First Lien Agent and Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.12(b) has been complied with. Prior to the Discharge of First Lien Finance Obligations, the covenants made in this Section 6.12(b) to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent.

(c) Real Property Appraisals. If the Collateral Agent determines that it or the Lenders are required by Law or regulation to have appraisals prepared in respect of the Real Property of any Group Company constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34—Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(d) Completion of Actions. The Borrower agrees that each action required by this Section 6.12 shall be completed no later than 90 days (or such later date as determined by the Administrative Agent) after such action is either requested to be taken by the Collateral Agent or required to be taken by the Borrower or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Notwithstanding the foregoing, any assets acquired subsequent to the Closing whose relative value to the Lenders does not justify the cost and/or effort required to obtain security interests in such assets, as reasonably determined by the Collateral Agent (in consultation with the Borrower), shall not be subject to the requirements hereof. In addition, notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall any Loan Party be required to (a) deliver control, lockbox or similar type agreements with respect to any deposit account or (b) leasehold mortgages, estoppels, consents or landlord waivers with respect to any retail establishment.

Section 6.13 [Intentionally Omitted].

Section 6.14 Designation of Unrestricted Subsidiaries. Holdings may, at any time, designate any Subsidiary of Holdings that is not the Borrower or a Subsidiary of the Borrower as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that Holdings shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, Holdings or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Holdings or any of its Subsidiaries) through Investments (and calculated based on the fair market value of such Investment) permitted by, and in compliance with, clauses (xv) and (xxv) under Section 7.06(a), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to clauses (xv) and (xxv) under Section 7.06(a); provided that at the time of the initial Investment by Holdings or any of its Subsidiaries in such Subsidiary, Holdings shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. Holdings may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of Holdings, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) calculations are made by Holdings of compliance on a Pro-Forma Basis with the covenant set forth in Section 7.16 for the relevant period, as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such period) had occurred on the first day of such period, and such calculations shall show that such covenant set forth in Section 7.16 would have been complied with if the Subsidiary Redesignation had occurred on the first day of such period (for this purpose, if the first day of the respective period occurs prior to the Closing Date, calculated as if the covenant set forth in Section 7.16 had been applicable from the first day of such period), (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (v) Holdings shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (iii), and (vi) any Unrestricted Subsidiary subject to a Subsidiary Redesignation may not thereafter be designated as an Unrestricted Subsidiary.

ARTICLE VII

NEGATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Second Lien Credit Obligation or other amount payable hereunder or under any Note or other Loan Document (in each case other than contingent indemnification obligations) remains unpaid:

Section 7.01 Limitation on Indebtedness. None of the Group Companies will incur, create, assume or permit to exist any Indebtedness or Swap Obligations except:

(i) Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.01 (collectively, the “Existing Indebtedness”);

(ii) (A) Indebtedness of the Loan Parties under this Agreement and the other Loan Documents, (B) Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed $150,000,000 and (C) Indebtedness evidenced by the First Lien Credit Agreement in an aggregate principal amount not to exceed $225,000,000;

(iii) Purchase Money Indebtedness, Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of the Borrower and its Subsidiaries incurred after the Closing Date to finance Consolidated Capital Expenditures and Attributable Indebtedness in respect of Sale/Leaseback Transactions of the Borrower and its Subsidiaries permitted pursuant to Section 7.13; provided that (x) the aggregate amount of all such Indebtedness does not exceed $5,750,000 at any time outstanding and (y) no Lien securing such Indebtedness shall extend to or cover any property or asset of any Group Company other than the asset so financed and proceeds thereof;

(iv) Indebtedness of the Borrower or its Subsidiaries secured by Liens permitted by clauses (xvii), (xviii) and (xix) of Section 7.02 and any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is acquired or assumed by the Borrower or a Subsidiary of the Borrower in such Permitted Acquisition and any Permitted Refinancing thereof; provided that such Indebtedness was not incurred in connection with, or in anticipation of, the events described in such clauses or such Permitted Acquisition;

(v) any Permitted Refinancing of Indebtedness permitted under clause (i), (ii)(C), (iii) or (iv) above; provided that (u) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (v) such refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (w) such refinancing Indebtedness shall not be secured by any Lien unless the Indebtedness being refinanced was subject to a Lien, in which case any Liens on such refinancing indebtedness shall not extend to any additional assets and shall, if the existing Liens were subordinated, be subordinated on no less favorable terms, (x) the terms and conditions (including, if applicable, as to collateral) of any such refinancing Indebtedness are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being refinanced, (y) such refinancing, refunding is incurred by the Borrower or by Holdings and (z) after giving effect to the incurrence of such refinancing Indebtedness, no Default shall have occurred and be continuing;

(vi) unsecured Subordinated Indebtedness of Holdings or any of its Subsidiaries that is issued to a seller of assets or Person acquired in a Permitted Acquisition and any Permitted Refinancing thereof if, immediately prior to and immediately after giving effect thereto, (A) no Event of Default shall exist or result therefrom and (B) Holdings and its Subsidiaries will be in compliance on a Pro-Forma Basis with the financial covenant set forth in Section 7.16;

(vii) (A) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06 and Asset Dispositions and (B) obligations in respect of earn-outs, purchase price adjustments or similar adjustments incurred by the Borrower or its Subsidiaries under agreements governing Permitted Acquisitions, Investments permitted by Section 7.06 or Asset Dispositions;

(viii) Swap Obligations of the Borrower or any Subsidiary under Swap Agreements to the extent entered into after the Closing Date or to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes;

(ix) Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the annual period in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(x) Indebtedness consisting of Guaranty Obligations incurred (A) by the Borrower in respect of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, Wholly-Owned Domestic Subsidiaries of the Borrower, (B) by Domestic Subsidiaries of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, the Borrower or Wholly-Owned Domestic Subsidiaries of the Borrower, (C) by Foreign Subsidiaries of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, Wholly-Owned Foreign Subsidiaries of the Borrower and (D) by the Borrower or any Subsidiary of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, Foreign Subsidiaries; provided that the aggregate amount of Guaranty Obligations referred to in this clause (D), together with all Investments by the Borrower and its Wholly-Owned Domestic Subsidiaries permitted under Section 7.06(a)(xi), will not exceed $5,750,000 at any one time outstanding;

(xi) intercompany Indebtedness of the Borrower or a Subsidiary of the Borrower to the extent permitted by Section 7.06(a)(x) or (xi);

(xii) [Intentionally Omitted];

(xiii)(A) Indebtedness of Holdings, the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (1) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days after receipt of notice of its incurrence and (2) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence, and (B) contingent indemnification obligations of the Borrower and its Subsidiaries to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(xiv) [Intentionally Omitted];

(xv) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.01;

(xvi) [Intentionally Omitted];

(xvii) security given to a public or private utility or any other governmental authority in the ordinary course of business;

(xviii) [Intentionally Omitted];

(xix) [Intentionally Omitted]; and

(xx) Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $17,250,000 at any time outstanding.

Section 7.02 Restriction on Liens. None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary of the Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction of a financing statement that names any Group Company as debtor, or sign any security agreement authorizing any secured party thereunder to file such a financing statement, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i) Liens existing on the Closing Date and listed on Schedule 7.02 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01 and (y) proceeds and products thereof, and (B) the renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 7.01;

(ii) Liens created by the Collateral Documents;

(iii) Liens for taxes, assessments and other governmental charges or levies (A) not more that 90 days delinquent, (B) which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP or (C) which are not otherwise required to be paid in accordance with Section 6.04;

(iv) Liens securing the charges, claims, demands or levies of landlords, carriers, suppliers, warehousemen, materialmen, workmen, mechanics, carriers and other like Liens imposed by Law which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (B) which are being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(v) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi) Liens securing obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, indemnity, warranty, release, performance and return-of-money bonds and other similar obligations or with respect to other regulatory requirements, letters of credit, bankers’ acceptances issued and completion guarantees incurred in the ordinary course of business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP;

(vii) Liens upon specific items or inventory or other goods and proceeds of the Borrower or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(viii) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(ix) Liens on (A) insurance premiums, dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.01(ix);

(x) Liens arising solely by virtue of any statutory or common Law provision relating to banker’s liens, rights of setoff or similar rights, in each case incurred in the ordinary course of business;

(xi) licenses, sublicenses, leases or subleases granted to third Persons or to the Borrower or its Subsidiaries by the Borrower and its Subsidiaries in the ordinary course of business not interfering in any material respect with the business of any Group Company and not otherwise prohibited by Section 7.05(xiv);

(xii) zoning restrictions, building codes, land use and other similar Laws and municipal ordinances, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of the Borrower or any of its Subsidiaries or the value of such property for the purpose of such business;

(xiii) Liens arising from precautionary UCC financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, Operating Leases permitted by this Agreement;

(xiv) Liens in favor of licensors, lessors, sublessors, lessees or sublessees securing Operating Leases or other obligations not constituting Indebtedness;

(xv) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01;

(xvi) Liens securing Indebtedness permitted to be incurred under Section 7.01(i), (iii), (iv) and (v);

(xvii) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(xviii) any Lien on any asset (other than on the Equity Interests of one or more Subsidiaries) of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(xix) any Lien existing on any asset (other than on the Equity Interests of one or more Subsidiaries) prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xx) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, an Investment permitted by Section 7.06 or a Permitted Joint Venture;

(xxi) Liens on cash and Cash Equivalents securing Swap Obligations;

(xxii) Liens on any assets or Equity Interests of a Foreign Subsidiary of the Borrower securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.01(xii);

(xxiii) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiv) Liens that might be deemed to exist on assets subject to a repurchase agreement permitted hereunder, if such Liens are deemed to exist solely because of the existence of such repurchase agreement;

(xxv) Liens created solely by the deposit of, and solely on, cash deposited to consummate the Tender Offer or to defease the Existing Notes in favor of the trustee under the indenture governing the Existing Notes or the holders of the Existing Notes;

(xxvi) Liens in favor of Holdings, the Borrower or any Subsidiary Guarantor;

(xxvii) security given to a public or private utility or any other governmental authority in the ordinary course of business;

(xxviii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(xxix) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and

(iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxx) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(xxxi) other Liens securing Indebtedness permitted under Section 7.01 if the aggregate amount of the obligations or liabilities secured thereby does not exceed $5,750,000 at any time; and

(xxxii) Liens granted on the Collateral to secure the First Lien Credit Obligations provided that such Liens are subject to the terms of the Intercreditor Agreement.

Section 7.03 Nature of Business. None of the Group Companies will alter in any material respect the character or conduct of the business conducted by such Person as of the Closing Date and activities directly related thereto and similar, complimentary or related businesses.

Section 7.04 Consolidation, Merger and Dissolution. Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i) [Intentionally Omitted];

(ii) any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation and are subject to the terms of the Intercreditor Agreement) and (C) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect or as a result of such transaction;

(iii) any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Domestic Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (x) a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation, (y) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation and are subject to the terms of the Intercreditor Agreement);

(iv) any Foreign Subsidiary of the Borrower may be merged with and into, or be voluntarily dissolved or liquidated into, the Borrower or any Wholly-Owned Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantor, (x) the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving corporation of any such merger, dissolution or liquidation and (y) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Foreign Subsidiary, if any, and the Borrower or such other Subsidiary, as the case may be, and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation and are subject to the terms of the Intercreditor Agreement);

(v) the Borrower or any Subsidiary of the Borrower may merge with any Person (other than Holdings) in connection with a Permitted Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged, (C) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions and (D) the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect on a Pro-Forma Basis to such transaction, the Loan Parties will be in compliance with all of the financial covenant set forth in Section 7.16 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the Compliance Certificate required by Section 6.02(b);

(vi) any Subsidiary of the Borrower may merge with any Person (other than Holdings) in connection with an Investment permitted by Section 7.06 or Permitted Joint Venture if (A) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged and (B) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions; and

(vii) Holdings shall be permitted to change its type of organization, whether by merger or otherwise, to a corporation.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of Holdings which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction. Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted which results in a Change of Control.

Section 7.05 Asset Dispositions. None of the Group Companies will make any Asset Disposition; provided that:

(i) any Group Company may sell or otherwise dispose of inventory, equipment and other assets in the ordinary course of business;

(ii) any Group Company may make any Asset Disposition to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower;

(iii) Holdings, the Borrower and its Subsidiaries may liquidate or sell Cash Equivalents and Foreign Cash Equivalents;

(iv) the Borrower or any of its Subsidiaries may dispose of machinery or equipment which will be replaced or upgraded with machinery or equipment used or useful in the ordinary course of business of and owned by such Person;

(v) the Borrower or any of its Subsidiaries may dispose of obsolete, worn-out or surplus tangible assets in the ordinary course of business;

(vi) any Group Company may dispose of non-core assets acquired in Permitted Acquisitions;

(vii) the Borrower or any Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all or any part of its assets (including any such transaction effected by way of merger or consolidation) to the Borrower or any Subsidiary Guarantor;

(viii) any Subsidiary that is not a Subsidiary Guarantor may sell, lease or otherwise transfer all or any part of its assets (including any such transaction effected by way of merger or consolidation) to any other Subsidiary that is not a Subsidiary Guarantor;

(ix) the Borrower or any Subsidiary of the Borrower may issue Equity Interests in the Borrower or such Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries or Nominal Shares for tax considerations;

(x) any Group Company may transfer assets as a part of the consideration for Investments in Permitted Joint Ventures or Investments permitted by Section 7.06;

(xi) Asset Dispositions effected by transactions permitted under Section 7.04 shall be permitted;

(xii) any Group Company may lease, as lessor or sublessor, or license, as licensor or sublicensor, real or personal property in the ordinary course of business;

(xiii) any Group Company may write off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(xiv) any Group Company may, in the ordinary course of business, license and sublicense Intellectual Property;

(xv) any Foreign Subsidiary may make Asset Dispositions to any Group Company;

(xvi) any Group Company may enter into any Sale/Leaseback Transaction not prohibited by Section 7.01 or Section 7.13;

(xvii) any Group Company may make Asset Dispositions to any other Group Company or Permitted Joint Venture which is not a Subsidiary Guarantor where such Asset Disposition constitutes an Investment permitted by Section 7.06(a);

(xviii) any Group Company may make Asset Dispositions to any Loan Party;

(xix) [Intentionally Omitted];

(xx) [Intentionally Omitted];

(xxi) the Borrower or any of its Subsidiaries may enter into co-marketing or co-branding agreements, distribution agreements and intellectual property licensing agreements in the ordinary course of business that do not materially interfere with the business of the Borrower or its Subsidiaries;

(xxii) the Borrower may dispose of stores in the ordinary course of business, in its reasonable business judgment;

(xxiii) [Intentionally Omitted];

(xxiv) any foreclosure by Holdings, the Borrower or any Subsidiary upon any assets subject to a Lien in favor of Holdings, the Borrower or any Subsidiary or the disposition of assets so foreclosed;

(xxv) [Intentionally Omitted]; and

(xxvi) any Group Company may make any other Asset Disposition; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents; (B) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Group Company which is a Wholly-Owned Subsidiary; (C) the aggregate fair market value of all assets sold or otherwise disposed of by the Group Companies in all such transactions in reliance on this clause (xxvi) shall not exceed $11,500,000 in the aggregate; and (D) no Default or Event of Default is then in existence or would otherwise arise therefrom.

Upon consummation of an Asset Disposition permitted under this Section 7.05, the Lien created thereon under the Collateral Documents (but not the Lien on any proceeds thereof) shall be automatically released, and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of UCC Financing Statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Loan Documents.

Section 7.06 Investments.

(a) Investments. None of the Group Companies will hold, make or acquire, any Investment in any Person, except the following:

(i) Investments existing on the date hereof disclosed on Schedule 7.06 hereto and Investments existing on the date hereof in Persons which are Subsidiaries on the date hereof;

(ii) Holdings, the Borrower or any Domestic Subsidiary of the Borrower may invest in cash (including cash held in deposit accounts) and Cash Equivalents;

(iii) Foreign Subsidiaries of the Borrower may invest in cash (including cash held in deposit accounts), Cash Equivalents or Foreign Cash Equivalents;

(iv) the Borrower and each Subsidiary of the Borrower may acquire and hold receivables, accounts, notes receivable, chattel paper, payment intangibles and prepaid accounts owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(v) the Borrower and each Subsidiary of the Borrower may acquire and own Investments (including obligations evidencing Indebtedness) received in connection with the settlement of accounts in the ordinary course or in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers or others arising in the ordinary course of business;

(vi) (x) (i) commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (ii) loans and advances to employees of the Group Companies in the ordinary course of business in an aggregate principal amount not to exceed $1,150,000 at any one time and (y) loans and advances to franchisees and to Foreign Subsidiaries with respect to items required to operate a restaurant not to exceed $5,750,000 in the aggregate;

(vii) the Borrower or any Subsidiary may make deposits in the ordinary course of business to secure the performance of operating leases and payment of utility contracts;

(viii) the Borrower or any Subsidiary may make good faith deposits in the ordinary course of business in connection with Permitted Acquisitions or obligations in respect of surety bonds, appeal bonds, statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP;

(ix) loans by the Borrower to officers and employees of the Borrower the proceeds of which are used to purchase Holdings’ or its parents’ Equity Interests or Holdings’ or its parents’ Equity Equivalents;

(x) the Borrower may make Investments in any of its Wholly-Owned Domestic Subsidiaries and any Subsidiary of the Borrower may make Investments in the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower;

(xi) the Borrower and its Subsidiaries may make Investments in any Foreign Subsidiary or any non-Wholly-Owned Domestic Subsidiary of the Borrower (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, in an aggregate amount together with all Guaranty Obligations permitted under Section 7.01(x)(D) (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness) at any one time outstanding not exceeding $8,625,000 and (B) to the extent such Investments arise from the sale of inventory or consisting of the licensing, co-development, co-branding, co-marketing (in each case on a revocable basis) in the ordinary course of business by the Borrower or such Subsidiary to such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary for resale by such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales);

(xii) (x) Guaranty Obligations permitted by Section 7.01(x) and (y) loans in lieu of any Restricted Payments permitted under Section 7.07 (iii) or (iv);

(xiii) Investments arising out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;

(xiv) the Borrower and its Subsidiaries may make Investments constituting Permitted Acquisitions;

(xv) the Borrower and its Subsidiaries may make Investments in Permitted Joint Ventures in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness) at any one time outstanding not exceeding $11,500,000;

(xvi) the Borrower and its Subsidiaries may in the ordinary course of business make Investments which consist of the licensing or contribution of intellectual property pursuant to marketing, co-branding and co-development agreements that do not materially interfere with the business of the Borrower or its Subsidiaries;

(xvii) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Holdings or any of its Subsidiaries;

(xviii) any Person to the extent such Investment consists of loans, guarantees and advances to suppliers, licensees, franchisees or customers of the Borrower or any of the Subsidiaries made in the ordinary course of business; provided, however, that the amount of Investments made pursuant to this clause (xviii) do not exceed $3,450,000 at any one time outstanding;

(xix) [Intentionally Omitted];

(xx) performance guarantees consistent with past practice;

(xxi) any Person where such Investment was acquired by Holdings or any of its Subsidiaries as a result of a foreclosure by Holdings or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(xxii) Borrower or its Subsidiaries may purchase additional equity interests in joint ventures that are, prior to such Investment, at least 51% owned by Borrower or its Subsidiaries so long as subsequent Investments are not required at the time of such Investment;

(xxiii) Holdings may make contributions to the capital of the Borrower;

(xxiv) any Group Company may purchase Senior Notes in the open market so long as any Senior Notes so purchased are not resold or remarketed; and

(xxv) the Borrower and its Subsidiaries may make other Investments not otherwise permitted by this Section 7.06 in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness but excluding any portion thereof funded with proceeds of an Equity Issuance of Qualified Capital Stock) at any time outstanding not exceeding the sum of (A) $8,625,000 plus (B) an amount, not exceeding the greater of (x) $2,875,000 in the aggregate or (y) 25% of that portion of Excess Cash Flow, if any, not used or required to be used to prepay the Loans in accordance with Section 2.09(c) or to make Restricted Payments under Section 7.07(iii) or (iv);

provided that no Group Company may make or own any Investment in Margin Stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(b) Limitation on the Creation of Subsidiaries. No Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Subsidiaries so long as (i) the Investment resulting from such establishment, creation or acquisition is permitted pursuant to Section 7.06(a) above and (ii) such new Subsidiary, to the extent reasonably requested by the Administrative Agent, takes all other actions required pursuant to Section 6.12.

Section 7.07 Restricted Payments, Etc. None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i) any Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower or ratably to all holders of its outstanding Equity Interests;

(iii) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Borrower may make cash Restricted Payments to Holdings to enable Holdings to make Restricted Payments to its parent to permit its parent to redeem or repurchase Equity Interests (or Equity Equivalents) from officers, employees and directors of any Group Company (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise; provided that (A) no Default or Event of Default is then in existence or would otherwise arise therefrom and (B) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased does not exceed $5,750,000 in the aggregate from and after the Closing Date;

(iv) the Borrower may make cash Restricted Payments to Holdings to enable Holdings to pay, and in amounts not to exceed the amount necessary to pay, (A)

the then currently due fees and expenses of Holdings’ or its parents’ counsel, accountants and other advisors and consultants, reimbursements of fees and expenses of the Sponsor and other operating and administrative expenses of Holdings or its parent (including employee and compensation expenditures, directors’ and officers’ insurance premiums and other similar costs and expenses) incurred in the ordinary course of business that are for the benefit of, or are attributable to, or are related to, including the financing or refinancing of, Holdings’ Investment in the Borrower and its Subsidiaries, (B) the then currently due fees and expenses of Holdings’ or its parents’ independent directors in an aggregate amount not to exceed $2,300,000, plus any indemnities owed to such person and (C) dividends, distributions or advances to Holdings or its Subsidiaries to be used by Holdings, its parent or its Subsidiaries to pay (i) federal, state and local taxes payable by Holdings, its parent or its Subsidiaries and directly attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) and (ii) franchise taxes and other fees required to maintain its or its parents’ existence;

(v) payments or distributions pursuant to the Transaction Documents on the Closing Date;

(vi) redemption of stock deemed to occur upon the exercise of stock options or the purchase of stock issued to employees as part of a stock option plan, employee incentive plan or employee benefit plan;

(vii) dividend payments with respect to and the refinancing of Disqualified Stock;

(viii) the purchase of fractional shares by the Borrower upon conversion of any securities of the Borrower into Capital Stock of the Borrower; and

(ix) distributions of Capital Stock of Unrestricted Subsidiaries; provided, however, that to the extent the Borrower or its Subsidiaries (other than Unrestricted Subsidiaries) has any outstanding Investment in such Unrestricted Subsidiary that is a permitted Investment, then the amount of such Investment at the time of such distribution shall be a Restricted Payment not permitted by this clause (ix).

Section 7.08 Prepayments of Indebtedness, Etc.

(a) Amendments of Certain Agreements. None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the material terms, agreements, covenants or conditions of or applicable to the Senior Notes Documents or any Subordinated Indebtedness issued by such Group Company if such amendment, waiver or modification would add or change any material terms, agreements, covenants or conditions in any manner materially adverse, taken as a whole, to any Group Company, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate payable in cash applicable thereto or change any material provision thereof in a manner that would be materially adverse to the interests of the Second Lien Credit Parties.

(b) Prohibition Against Payments of Principal of Senior Notes. None of the Group Companies will directly or indirectly redeem, purchase, prepay, retire, defease or otherwise acquire for value (other than exchanges solely for Equity Interests not constituting Debt Equivalents or pursuant to the Registration Rights Agreement), prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness incurred pursuant to the Senior Notes Documents, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness, except that Indebtedness under the Senior Notes may be redeemed, purchased, retired, defeased, acquired for value or prepaid (x) with Equity Issuances or Excess Cash Flow not required to be used to prepay the Loans in accordance with Section 2.09(c) or otherwise utilized for any purpose, or if on a Pro-Forma Basis after giving effect to any such repayment the Total Leverage Ratio is less than 3.75 to 1.0, (y) at any time following repayment in full of all Loans and all accrued interest thereon by utilizing the Net Cash Proceeds of one or more Asset Dispositions, Casualties, Condemnations and/or Debt Issuances and/or (z) in connection with any Permitted Refinancing.

(c) Prohibition Against Certain Payments of Principal and Interest of Subordinated Indebtedness. None of the Group Companies will (i) directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value (other than exchanges solely for Equity Interests not constituting Debt Equivalents), prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness, except that Subordinated Indebtedness may be redeemed, purchased, retired, defeased, acquired for value or prepaid with the sum of (A) 25% of cumulative Excess Cash Flow from the Closing Date, but in no event to exceed $8,625,000 in any fiscal year, plus (B) the Net Cash Proceeds from the issuance and sale of Qualified Capital Stock (excluding any Qualified Capital Stock used to cure an Event of Default under Section 7.16 hereof), (ii) make any cash interest payment in respect of Subordinated Indebtedness (other than regularly scheduled interest payments to the extent then due in respect of Subordinated Indebtedness permitted under this Agreement if such payments are not then prohibited by the subordination provisions thereof) or (iii) release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note (unless the Borrower is the obligor with respect to such Indebtedness or the release, cancellation, compromise or forgiveness thereof is otherwise permitted as an Investment in accordance with this Agreement).

(d) Equity Interests. Without the express written consent of the Administrative Agent, no Equity Interests of Holdings or the Borrower shall be subject to redemption, put, call, repurchase or similar provision prior to the date which is 90 days after the final Maturity Date for any Loan other than as expressly permitted by Section 7.07(iii) or Section 7.01.

Section 7.09 Transactions with Affiliates. None of the Group Companies will engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of Holdings, (ii) any Affiliate of any such officer, director or holder or (iii) the Sponsor or any officer, director, holder of any Equity Interest in or other Affiliate of the Sponsor, other than:

(i) the transactions set forth in the Management Agreement; provided, however, that (a) from and after the Effective Date until such time as the Consolidated EBITDA of Holdings is at least $55,000,000 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b) (the “Reinstatement Date”), any Management Fees payable pursuant to clause (i) of the definition thereof shall be not be paid in cash (but shall continue to accrue) and (b) on and after the Reinstatement Date, no greater than $2,000,000 of such fees shall be paid in cash per fiscal year”;

(ii) transactions expressly permitted by Section 7.01, Section 7.02, Section 7.04, Section 7.05, Section 7.06, Section 7.07 or Section 7.12;

(iii) normal compensation, severance, indemnities and reimbursement of reasonable expenses of officers, employees, consultants and directors, including stock incentive and option plans and agreements relating thereto;

(iv) other transactions and agreements with officers, directors, the Sponsor and its Affiliates in existence on the Closing Date to the extent disclosed in Schedule 7.09;

(v) any transaction entered into solely among Foreign Subsidiaries;

(vi) any transaction entered into among Holdings, the Borrower and its Wholly-Owned Domestic Subsidiaries or among such Wholly-Owned Domestic Subsidiaries or Permitted Joint Ventures;

(vii) the entering into of a registration rights agreement with the stockholders or debtholders of the Borrower;

(viii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Holdings, the Borrower and the granting of other customary rights in connection therewith;

(ix) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Borrower and one or more Subsidiaries, on the one hand, and any other Person with which the Borrower and such Subsidiaries are required or permitted to file a consolidated tax return or with which the Borrower and such Subsidiaries are part of a consolidated group for tax purposes, on the other hand;

(x) transactions with franchisees, joint venturers, customers, clients, suppliers, or purchasers or sellers of goods or services (including the Borrower and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms hereof;

(xi) transactions with Foreign Subsidiaries and Permitted Joint Ventures in the ordinary course of business involving the sale of items by the Borrower or its Subsidiaries or the provision of services by the Borrower or its Subsidiaries, in each case (other than de minimis items) for remuneration at least equal to Borrower’s or such Subsidiary’s cost of such items sold or services provided;

(xii) other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party; and

(xiii) entering into the Transaction Documents and the transactions related thereto, including, without limitation, the issuance of warrants and any amendments or modifications thereto (to the extent permitted by the Intercreditor Agreement).

Section 7.10 Fiscal Year and Accounting Changes; Organizational and Other Documents. None of the Group Companies will (i) change its fiscal year or make any change in its accounting treatment and reporting policies except as required (or with the consent of the Administrative Agent, which shall not be unreasonably withheld) by GAAP or (ii) enter into any amendment, modification or waiver to its articles or certificate of incorporation, bylaws (or analogous organizational documents), in each case as in effect on the Closing Date except for changes that do not materially and adversely affect the rights and privileges of the Second Lien Credit Parties. The Borrower will cause the Group Companies promptly to provide the Agent with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

Section 7.11 Restrictions with Respect to Intercorporate Transfers. None of the Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Group Company to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents (subject to the terms of the Intercreditor Agreement) or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of Holdings, the Borrower or any Subsidiary of the Borrower to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Second Lien Credi Obligations, except in each case for prohibitions or restrictions existing under or by reason of

(i) this Agreement and the other Loan Documents the Senior Notes Documents or the First Lien Loan Documents;

(ii) applicable Law;

(iii) restrictions in effect on the date of this Agreement contained in the agreements governing the Existing Indebtedness and in any agreements governing Permitted Refinancing thereof if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(iv) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business;

(v) any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries or a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures;

(vii) Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens;

(viii) restrictions that are customary with respect to any Indebtedness permitted hereunder that are not materially more restrictive, taken as a whole, than those permitted hereunder;

(ix) any encumbrance or restriction with respect to a Subsidiary (other than an Unrestricted Subsidiary) pursuant to an agreement relating to any Capital Stock or Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Capital Stock or Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower) and outstanding on such date;

(x) any restriction on cash or other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(xi) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(xii) restrictions on deposits imposed under contracts entered into in the ordinary course of business.

Section 7.12 Ownership of Subsidiaries; Certain Limitations.

(a) Holdings and the Borrower will not (i) permit any wholly-owned Loan Party to issue Equity Interests to any Person, except (A) to any other wholly-owned Loan Party or (B) Nominal Shares to qualify directors where required by applicable Law or Nominal Shares to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (ii) permit any wholly-owned Loan Party to issue any shares of Preferred Stock.

(b) Holdings will not (i) have any material liabilities other than (A) liabilities under the First Lien Finance Documents, the Loan Documents, the Senior Notes Documents and the other Transaction Documents and liabilities otherwise permitted hereunder and (B) tax and other liabilities in the ordinary course of business or (ii) engage in any business or activity other than (A) entering into the First Lien Finance Documents, the Loan Documents, the Senior Notes Documents and the other Transaction Documents and activities incidental or related thereto, (B) owning the Equity Interests of the Borrower (including purchasing additional shares of Capital Stock of the Borrower after the Closing Date) and activities incidental or related thereto or to the maintenance of the existence of Holdings or compliance with applicable Law and agreements to which it is a party on the date hereof or agreements to which Holdings is permitted to be a party hereunder, (C) acting as a Guarantor under the Guaranty and as a guarantor of the obligations under the First Lien Credit Agreement, the Senior Notes Indenture and pledging its assets to the First Lien Collateral Agent, for the benefit of the First Lien Lenders, pursuant to the First Lien Collateral Documents to which it is a party and to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (D) issuing its own Equity Interests and Equity Equivalents and repurchasing the same in accordance with the terms hereof or (E) converting from a limited liability company to a corporation as set forth in Section 7.04(vii).

(c) Holdings and the Borrower will not permit any Person other than Holdings to hold any Equity Interests or Equity Equivalents of the Borrower.

Section 7.13 Sale and Leaseback Transactions. None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease; provided, however, that the Group Companies may enter into such transactions, in an aggregate amount of up to $8,625,000 in sales proceeds during the term of this Agreement, if (i) after giving effect on a Pro-Forma Basis to any such transaction the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01 and Section 7.02, (ii) the gross cash proceeds of any such transaction are at least equal to the fair market value of such property (as determined by a Responsible Officer or the Board of Directors, whose determination shall be conclusive if made in good faith) and (iii) the Net Cash Proceeds are forwarded to the Administrative Agent for application as set forth in Section 2.09(c)(iii) to the extent required therein.

Section 7.14 [Intentionally Omitted].

Section 7.15 Additional Negative Pledges. None of the Group Companies (other than Foreign Subsidiaries and non-wholly-owned Subsidiaries) will enter into, assume or become subject to any effective agreement prohibiting or otherwise restricting the creation or assumption of any Lien in favor of the Collateral Agent upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents; (ii) pursuant to any document or instrument governing Capital Lease Obligations or Purchase Money Indebtedness incurred pursuant to Section 7.01 if any such restriction contained therein relates only to the asset or assets acquired in connection therewith or assets which are cross-collateralized; (iii) pursuant to applicable law; (iv) any Indebtedness permitted by Section 7.01(i), (ii), (iii), (iv), (v), (vi), (viii) and (xx); (v) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be); (vi) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement; (vii) documents, agreements or constituent documents governing Joint Ventures; (viii) any agreement in effect at the time a Subsidiary becomes a Subsidiary of Holdings, Borrower or any of its Subsidiaries, (ix) any agreement governing the escrow of funds to defease the Existing Notes; (x) agreements relating to Liens incurred under Section 7.02(i), (viii), (ix), (xvii), (xviii), (xix) and (xx); (xi) Liens incurred under Section 7.02 (xxxi) to the extent not otherwise constituting Collateral; (xii) agreements permitted under Section 7.13 and (xiii) pursuant to the First Lien Credit Agreement and the other First Lien Loan Documents.

Section 7.16 Financial covenant. Consolidated EBITDA of Holdings shall be at least the amount set forth below for any four fiscal quarter period ending on the last day of each fiscal quarter set forth below.

Fiscal Quarter Ended	Amount
March 29, 2009	$32,300,000
June 28, 2009	$32,300,000
September 27, 2009	$32,300,000
December 27, 2009	$34,000,000
March 28, 2010	$34,000,000

Fiscal Quarter Ended	Amount
June 27, 2010	$34,000,000
September 26, 2010	$34,000,000
December 26, 2010	$36,550,000
March 27, 2011	$36,550,000
June 26, 2011	$36,550,000
September 25, 2011	$36,550,000
January 1, 2012	$40,800,000
April 1, 2012	$40,800,000
July 1, 2012	$40,800,000
September 30, 2012	$40,800,000
December 30, 2012	$45,050,000
March 31, 2013	$45,050,000
June 30, 2013	$45,050,000
September 29, 2013	$45,050,000
December 29, 2013 and the last day of each fiscal quarter thereafter	$51,000,000

Section 7.17 Capital Expenditures. Consolidated Capital Expenditures shall be no be greater than the amount set forth below for any four fiscal quarter period ending on the last day of each fiscal quarter set forth below.

Fiscal Quarter	Consolidated Capital Expenditures
March 29, 2009	$18,400,000
June 28, 2009	$16,100,000
September 27, 2009	$13,800,000
December 27, 2009	$13,800,000
March 28, 2010	$13,800,000

Fiscal Quarter	Consolidated Capital Expenditures
June 27, 2010	$13,800,000
September 26, 2010	$13,800,000
December 26, 2010	$13,800,000
March 27, 2011	$14,950,000
June 26, 2011	$15,525,000
September 25, 2011	$16,100,000
January 1, 2012	$16,100,000
April 1, 2012	$16,100,000
July 1, 2012	$16,100,000
September 30, 2012	$16,100,000
December 30, 2012	$16,100,000
March 31, 2013	$16,675,000
June 30, 2013 and thereafter	$17,250,000

; provided, however, that (x) if the aggregate amount of Consolidated Capital Expenditures made in any four fiscal quarter period shall be less than the maximum amount of Consolidated Capital Expenditures permitted under this Section 7.17 for such period (before giving effect to any carryover), then the amount of such shortfall may be added to the amount of Consolidated Capital Expenditures permitted under this Section 7.17 for the immediately succeeding four fiscal quarters and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal quarter shall first be deemed to be from the amount allocated to such fiscal quarter (before giving effect to any carryover).

ARTICLE VIII

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a) Payment. Any Loan Party shall:

(i) default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans (including the failure to make a payment to repay the Loans upon a Change of Control as set forth in Section 2.09(c)(i)); or

(ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b) Representations. Any representation or warranty made or deemed to be made by any Loan Party herein or in any of the other Loan Documents or certificates delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Loan Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 6.10, 6.11, 6.12 or Article VII; and, in the case of any Event of Default that otherwise would arise under Section 7.16 and with respect to which the Borrower has delivered a Notice of Intent to Cure, such default is not cured as contemplated by the second sentence of the definition of “Consolidated EBITDA” within 15 Business Days following delivery of such Notice of Intent to Cure;

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsection (a) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of 30 days after the earlier of a Responsible Officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a) or (c)(i) or (ii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Other Loan Documents. (i) Any Loan Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents the consequence of which is to adversely affect the ability of the Loan Parties to perform their material obligations under the Loan Documents taken as a whole and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) except pursuant to the terms thereof, any Loan Document shall fail in any material respect to be in full force and effect or any Loan Party shall so assert or (iii) except pursuant to the terms thereof, any Loan Document shall fail in any material respect to give the Administrative Agent, the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e) Cross-Default. (i) Any Group Company (A) fails to make payment when due after lapse of all applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any

Indebtedness or Guaranty Obligation (other than in respect of (x) Indebtedness outstanding under the Loan Documents and (y) Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, in the case of each of clauses (A) and (B) if the effect of such failure, event or condition is to cause, or to permit, after lapse of all applicable grace periods, the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall fail to comply with the terms of any Indebtedness or Guaranty Obligation requiring such Group Company to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or (ii) there occurs under any Swap Agreement or Swap Obligation an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Group Company as a result thereof is greater than the Threshold Amount and such Group Company fails to pay such Swap Termination Value when due after applicable grace periods; provided that a default, event or condition described in this Section in respect of the First Lien Loan Documents shall not at any time constitute an Event of Default other than (a) any breach of Section 8.01(a) of the First Lien Credit Agreement at the date of final maturity of such First Lien Credit Obligations or (b) any default, event or condition resulting in the declaration of all or any portion of such Indebtedness to be immediately due and payable, which in each case, shall constitute an Event of Default.

(f) Insolvency Events. Any Group Company having assets in excess of $575,000 shall commence (i) a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company having assets in excess of $575,000 seeking liquidation, reorganization or other relief with respect to it or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days, or any order for relief shall be entered against any Group Company under the federal bankruptcy laws as now or hereafter in effect.

(g) Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Group Company that is a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a creditworthy third party as to which the insurer or indemnitor, as applicable, does not dispute coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within 30 days after the entry thereof.

(h) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount; (ii) there shall exist an amount of Unfunded Liabilities, individually or in the aggregate, for all Plans and Foreign Pension Plans (excluding for purposes of such computation any Plans and Foreign Pension Plans with respect to which assets exceed benefit liabilities), in an aggregate amount in excess of the Threshold Amount; (iii) any Foreign Pension Plan is not in substantial compliance with all applicable pension benefits and tax laws; (iv) any contribution required to be made in accordance with any applicable law or the terms of any Foreign Pension Plan has not been made; (v) any event has occurred or condition exists with respect to any Foreign Pension Plan that has resulted or could result in any Foreign Pension Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws; (vi) an order has been made or notice has been given pursuant to any applicable pension benefits and tax laws in respect of any Foreign Pension Plan requiring any person to take or refrain from taking any action in respect thereof or that there has been a contravention of any such applicable laws; (vii) an event has occurred or a condition exists that has resulted or could result in any Group Company being required to pay, repay or refund any amount other than contributions required to be made or expenses required to be paid in the ordinary course) to or on account of any Foreign Pension Plan or a current or former member thereof; or (viii) an event has occurred or a condition exists that has resulted or could result in a payment being made out of a guarantee fund established under the applicable pension benefits laws in respect of a Foreign Pension Plan; and which, with respect to all the events and obligations described in the preceding clauses (iii) through (viii) of this Section 8.01(h), would reasonably be expected to have a Material Adverse Effect.

(i) Guaranties. Any Guaranty given by any Loan Party or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.

(j) Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Group Company not to be, a valid, perfected Lien (except as otherwise expressly provided in such Collateral Document and the Intercreditor Agreement) in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Group Companies taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority security interests will not in the reasonable judgment of the Collateral Agent have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole.

Section 8.02 Acceleration; Remedies. Upon the occurrence of and during the continuation of an Event of Default, and at any time thereafter unless and until such Event of Default has been cured by the Borrower or waived in writing by the Required Lenders (or the Lenders as may be required pursuant to Section 10.01), the Administrative Agent (or the Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind (other than contingent indemnification obligations) owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c) [Intentionally Omitted].

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Loan Documents, all rights and remedies against a Guarantor and all rights of setoff.

(e) Enforcement Rights Vested Solely in Administrative Agent and Collateral Agent. The Lenders agree that this Agreement may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and, with respect to the Collateral, the Collateral Agent, and that no other Finance Party shall have any right individually to seek to enforce any Loan Document or to realize upon the security to be granted hereby.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur with respect to the Borrower or any “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), then the Commitments shall automatically terminate, all Loans, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Section 8.03 Allocation of Payments After Event of Default.

(a) Priority of Distributions. The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Second Lien Credit

Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.09(c) and 2.14, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable all amounts collected or received on account of any Second Lien Credit Obligation shall be applied by the Administrative Agent in the following order:

FIRST, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Loan Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

THIRD, to the payment of all of the Second Lien Credit Obligations consisting of accrued fees and interest;

FOURTH, except as set forth in clauses FIRST through FOURTH above, to the payment of the outstanding Second Lien Credit Obligations and Swap Obligations owing to any Loan Party, pro-rata, in proportion to the respective amounts held by them;

FIFTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its pro-rata share of amounts available to be applied pursuant to clauses THIRD, and FOURTH above; and (iii) to the extent that any amounts available for distribution pursuant to clause FOURTH above to all other obligations of the types described in clause FOURTH above in the manner provided in this Section 8.03.

(b) [Intentionally Omitted].

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 8.03, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative, if any, for the Swap Creditors for a determination (which the Administrative Agent, each Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Second Lien Credit Obligations and Swap Obligations owed to the Agents, the Lenders or the Swap Creditors, as the case may be.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Natixis, New York Branch, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and none of Holdings, the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number of percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be (i) a Lender or an Affiliate of a Lender and (ii) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having combined capital and surplus and undivided profits of not less than $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Second Lien Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Second Lien Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater or lesser proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders (or, where so required, such greater or lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon Discharge of Second Lien Credit Obligations, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent or either Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Section 9.11 [Intentionally Omitted].

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

(a) Amendments Generally. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of the Lenders as may be specified herein) and the Borrower and the Administrative Agent shall have received notice and a fully executed written copy thereof, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender.

(b) Amendments and Waivers Pertinent to Affected Lenders. Notwithstanding paragraph (a) above and in addition to any other consent that may be required thereunder, no amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender;

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest (other than default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to subsection (c) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv) change Section 2.13 or Section 8.03 in a manner that would alter the pro-rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder;

(vi) release all or substantially all of the value of the Guarantees without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred in compliance with Section 7.05);

(vii) release all or substantially all of the Collateral securing the Second Lien Credit Obligations hereunder without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.05 or released in compliance with Section 9.10);

(viii) [intentionally omitted];

(ix) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in this Section 10.01, this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to cure any ambiguity or defects.

(c) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.01 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.01 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, electronic mail or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE GROUP COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE GROUP COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE GROUP COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Group Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, its Subsidiaries and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Holdings, the Borrower, and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of Holdings, the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Holdings and the Borrower shall, jointly and severally, indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Holdings and the Borrower, jointly and severally, agree to pay on the Closing Date (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, and certain special and local counsel in connection with their due diligence investigation of the Loan Parties, the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, however, that the Borrower will not be required to pay the fees and expenses of third party advisors to the Administrative Agent (which shall not include counsel) retained without consent of Borrower (such consent not to be unreasonably withheld or delayed) or more than one counsel (plus local and special counsel).

(b) Indemnification. The Borrower and each Guarantor, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all (subject to clause (d) below) actual losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for the Administrative Agent, of local and special counsel engaged behalf of the Administrative Agent, and of one financial advisor for all Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Company, or any Environmental Liability related in any way to Holdings, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to the Loan Documents or the transactions contemplated hereby brought by a third party or by Holdings, the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or a Related Party thereof or (y) result from a claim brought by Holdings, the Borrower or any other Loan Party against an Indemnitee or such Indemnitee’s Related Parties for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and provided further that Holdings, the Borrower and the other Loan Parties shall not be required to reimburse the legal fees and expenses of more than one firm of outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.

(c) Reimbursement by Lenders. To the extent that Holdings or the Borrower for any reason fails indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

(d) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, Holdings and the Borrower agree not to assert, and hereby waive, any claim against any Indemnitee, and each of the Lenders agrees not to assert or permit any of their respective Subsidiaries to assert any claim against Holdings, the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than [ten Business Days] after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Second Lien Credit Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of Holdings, the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency or Liquidation Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Second Lien Credit Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans of the, as the case may be, owing to it, (A) the aggregate amount of any Loans of an assigning Lender subject to each such assignments, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) (a) any assignment of a Loan must be approved by the Administrative Agent and so long as no Event of Default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld, and which shall not be required if the proposed assignee is itself a Lender with a Loan or an Affiliate of such Lender; and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (a) no such fee shall be payable for assignments to an Affiliate or Approved Fund of such assigning Lender and (b) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.18 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

Notwithstanding the foregoing, there shall be no assignment of a Term Commitment or a Term Loan to a Competitor.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, there shall be no participation of a Commitment or Loan to a Competitor.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 relating to (a) increases in Commitments of such Participant, (b) reductions of principal, interest (other than a waiver of Default Rate of interest) or fees payable to such Participant, (c) extensions of final maturity or scheduled amortization of the Loans or Commitments in which such Participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits and subject to the requirements of Sections 3.01, and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the right to receive a greater payment results from a Change in Law after the participant becomes a Participant.

(f) Certain Pledges. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (in which case the Administrative Agent or such Lender as applicable, shall use reasonable efforts to notify the Borrower prior to such disclosure, in any case including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case other than a Competitor), (B) any pledgee referred to in Section 10.06(f) or (C) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (other than a Competitor), (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any of its Subsidiaries relating to Holdings, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning Holdings, the Borrower or one or more Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but in any event excluding Exempt Deposit Accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Holdings, the Borrower or any other Loan Party against any and all of the obligations of Holdings, the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, to the extent then due and owing, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Second Lien Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect until the Discharge of Second Lien Credit Obligations (other than contingent indemnification obligations.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Loan Document requires the consent of all of the Lenders and with respect to which the Required Lenders shall have granted their consent, the Borrower shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) to remove such Lender by terminating such Lender’s Commitment in full or (ii) to replace such Lender by causing such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) (A) if the Borrower elects to exercise such right with respect to any Lender pursuant to clause (i), (ii) or (iii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests then outstanding for compensation pursuant to Section 3.04 or 3.01 and (B) in the case of any replacement of Lenders under the circumstances described in clause (iv) above, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Submission to Jurisdiction. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND

ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 Patriot Act Notice; Lenders’ Compliance Certification.

(a) Notice to Borrower. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the U.S. Patriot Act it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the U.S. Patriot Act.

(b) Lenders’ Certification. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Administrative Agent has not assumed nor will not assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising the Borrower,

Holdings or any of their respective Affiliates on other matters) and the Administrative Agent has no obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.18 Judgment Currency.

(a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Finance Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange or currency equivalent for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.19 Intercreditor Agreement. Notwithstanding anything herein or in any Loan Document to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

Section 10.20 Notes Legend. Every Note issued, if any, and delivered hereunder shall bear a legend in substantially the following form:

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, LOANS MADE UNDER THIS AGREEMENT ARE MADE WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF LOANS, (1) THE ISSUE PRICE IS $[            ]; (2) THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT IS $[            ]; (3) THE ISSUE DATE IS [                    ], 2009; AND (4) THE YIELD TO MATURITY IS [    ]% (COMPOUNDED AS OF EACH INTEREST PAYMENT DATE).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SBARRO, INC.

By:	/s/ Daniel G. Montgomery
Name:	Dan Montgomery
Date:	Chief Financial Officer

SBARRO HOLDINGS, LLC

By:	MidOcean SBR Holdings, LLC, its Sole Member

By:	/s/ Daniel G. Montgomery
Name:	Dan Montgomery
Date:	Chief Financial Officer

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NATIXIS, NEW YORK BRANCH as Administrative Agent and Collateral Agent

By:	/s/ Samantha X. Tang/Stacey Caruth
Name:	Samantha X. Tang/Stacey Caruth
Date:	Associate Director/Associate Director

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COLUMN INVESTMENTS S.A.R.L., as Lender

By:	/s/ J. Edward Virtue
Name:	J. Edward Virtue
Date:	Attorney in Fact

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